Exhibit 10.1

PURCHASE AND SALE AGREEMENT

by and between

TM DELMARVA POWER, L.L.C.

as Seller

and

TPF CHESAPEAKE, LLC

as Purchaser

Dated as of January 13, 2005

Purchase and Sale Agreement

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Purchase and Sale Agreement

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Purchase and Sale Agreement

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Purchase and Sale Agreement

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Purchase and Sale Agreement

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Purchase and Sale Agreement

EXHIBITS AND SCHEDULES

Item	Description
Exhibit A	Form of Amendment, Assignment and Assumption Agreement

Exhibit B	Form of Assignment and Assumption Agreement (Excluded Assets and Liabilities)

Exhibit C	Form of Purchaser’s Guaranty

Exhibit D	Form of Seller’s Guaranty

Exhibit E	Form of Seller Officer Certificate

Exhibit F	Form of Seller’s Legal Opinion

Exhibit G	Form of Certificates of Incumbency of Seller and Seller’s Guarantor

Exhibit H	Form of Termination Agreement

Exhibit I	Form of Purchaser Officer Certificate

Exhibit J	Form of Purchaser’s Legal Opinion

Exhibit K	Form of Certificates of Incumbency of Purchaser and Purchaser’s Guarantors

Schedule A	Membership Interests

Schedule 1.1A	Persons With Knowledge

Schedule 1.1B	Permitted Encumbrances

Schedule 1.1C	Purchaser’s Required Consents

Schedule 1.1D	Purchaser’s Required Regulatory Approvals

Schedule 1.1E	Seller’s Required Consents

Schedule 1.1F	Seller’s Required Regulatory Approvals

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Purchase and Sale Agreement

Confidential Draft January 12, 2005

Schedule 3.3	October 31 Adjusted Purchase Price Calculation

Schedule 3.3(a)	October 31 Adjusted Net Working Capital Calculation

Schedule 3.6	Purchase Price Allocation

Schedule 4.7	Permits

Schedule 4.8	Litigation

Schedule 4.9(a)	Material Facility Contracts

Schedule 4.10	Personal Property

Schedule 4.10(a)	October 31 Inventory Schedule

Schedule 4.11	Owned Real Property

Schedule 4.12	Undisclosed Liabilities

Schedule 4.13	Intellectual Property

Schedule 4.15	Environmental Matters

Schedule 4.15(e)	Emissions Allowances

Schedule 4.16	Tax Matters

Schedule 4.19	Commonwealth Chesapeake Company LLC Financial Statements

Schedule 4.20	Facility Insurance Policies

Schedule 6.4	Exceptions to Conduct Pending Closing

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Purchase and Sale Agreement

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), dated as of January 13, 2005, is made and entered into by and between TM DELMARVA POWER, L.L.C., a Delaware limited liability company (the “Seller”) on the one hand, and TPF Chesapeake, LLC, a Delaware limited liability company (the “Purchaser”), on the other hand.

RECITALS

A. Commonwealth Chesapeake Company, LLC, a Virginia limited liability company (the “Company”), owns the Facility (as defined in Section 1.1).

B. Seller owns 100% of the membership interests in the Company (the “Membership Interests”).

C. Seller desires to sell to Purchaser, and Purchaser desires to purchase and acquire from Seller, all of the Membership Interests, on the terms and subject to the conditions hereinafter set forth.

D. Seller and Purchaser are entering into this Agreement to evidence their respective duties, obligations, and responsibilities in respect of the purchase and sale of the Membership Interests as contemplated herein (the “Transactions”).

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Defined Terms. The following terms when used in this Agreement (or in the Schedules and Exhibits to this Agreement) with initial letters capitalized have the meanings set forth below:

“Adjusted Net Working Capital” means the difference between (x) the total current assets of the Company, excluding Inventory, Fuel Oil, any account receivables of the Company that have been outstanding and unpaid for a period of ninety (90) days or more (“Late Accounts”) and any Excluded Assets, and (y) the total current liabilities of the Company, excluding any Excluded Liabilities.

“Adjusted Purchase Price” has the meaning set forth in Section 3.3.

“Adjustment Sections” has the meaning set forth in Section 3.3.

Purchase and Sale Agreement

“Affiliate” of a specified Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the possession of the power to direct the management or policies of the specified Person, directly or indirectly, whether through the ownership of voting securities, partnership or limited liability company interests, by contract or otherwise.

“Agents” has the meaning set forth in Section 5.12.

“Agreed Benchmark Price” has the meaning set forth in Section 3.1(b).

“Agreement” means this Purchase and Sale Agreement, together with the Schedules and Exhibits hereto.

“Ancillary Agreements” means (i) Purchaser’s Guaranty; (ii) Seller’s Guaranty; (iii) the Amendment, Assignment and Assumption Agreement; (iv) the Assignment and Assumption Agreement (Excluded Assets and Liabilities); and (v) the additional agreements and instruments of sale, transfer, conveyance, assignment and assumption to be executed and delivered by any Party at the Closing, if any.

“Appurtenant Easements” has the meaning set forth in Section 4.11.

“Amendment, Assignment and Assumption Agreement” means that certain Amendment, Assignment and Assumption Agreement, substantially in the form of Exhibit A, to be executed and delivered by Seller and Purchaser at Closing.

“Assignment and Assumption Agreement (Excluded Assets and Liabilities) means that certain Assignment and Assumption Agreement, substantially in the form of Exhibit B, to be executed and delivered by Seller and the Company at Closing.

“Balance Sheet” has the meaning set forth in Section 4.19.

“Business Day” means a day other than Saturday, Sunday or a day on which banks are authorized to be closed for business in the State of Virginia, and with respect to the Closing Date, the State of Florida.

“Closing” has the meaning set forth in Section 3.1(c).

“Closing Balance Sheet” has the meaning set forth in Section 3.4(b).

“Closing Date” has the meaning set forth in Section 3.1(c).

“Closing Inventory and Fuel Oil Value” has the meaning set forth in Section 3.4(a).

“Code” means the Internal Revenue Code of 1986, as amended and interpreted as of the Effective Date or as of the date of Closing, as the case may be, and all references to Treasury Regulations shall mean such regulations as they exist and are interpreted as of the Effective Date or as of the date of Closing, as the case may be.

Purchase and Sale Agreement

“Communications Act” means the Communications Act of 1934, as amended, or its regulatory successor, as applicable.

“Company” has the meaning set forth in the Recital A of this Agreement.

“Company Financial Statements” has the meaning set forth in Section 4.19.

“Company Intellectual Property” means all patents and industrial designs, copyrights, trademarks, trade names, service marks, service names, technology, know-how, processes, trade secrets, inventions, proprietary rights, proprietary data, formulae, research and development data, databases, computer software programs and any other intellectual property as provided by applicable Laws, (and any registrations or applications for the same and all goodwill associated therewith) necessary for the Company to conduct its business as currently conducted.

“Company Material Adverse Effect” means any change (or changes taken together) in, or effect on, the Facility or the Company that is materially adverse to the operations or the physical or financial condition of the Facility or the Company, taken as a whole, but excluding (1) any change (or changes taken together) or effect generally affecting electric generating facilities located in PJM wholesale or retail markets for electric power or transmission thereof and not affecting the Facility in any materially different manner or degree therefrom; (2) any change (or changes taken together) or effect resulting from changes in or restructuring of the national or PJM wholesale or retail markets for electric power or the transmission thereof, or for fuel used at the Facility; or (3) any change which is cured (including by the payment of money through insurance proceeds or otherwise) before the earlier of the Closing or the termination of this Agreement under Section 10.1.

“Confidential Information” has the meaning set forth in Section 6.9.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of August 12, 2004 by and between TECO Energy, Inc., and Tenaska Power Fund, L.P.

“Damaged Portion” has the meaning set forth in Section 6.7(c).

“Deposit Funds” has the meaning set forth in Section 3.2(a).

“Dispute” has the meaning set forth in Section 11.8.

“Dollar” or “$” means the lawful currency of the United States of America.

“Effective Date” means the date on which this Agreement has been executed and delivered by Seller and Purchaser.

“Encumbrances” means any and all mortgages, pledges, claims, liens, security interests, options, warrants, purchase rights, conditional and installment sales agreements, easements, activity and use restrictions and limitations, exceptions, rights-of-way, deed restrictions, defects or imperfections of title, encumbrances and charges of any kind.

Purchase and Sale Agreement

“Environmental Condition” means the presence at the Facility or Release to the environment at or from the Facility, of Hazardous Substances, including any migration of Hazardous Substances through air, soil or groundwater at, to or from the Facility, regardless of when such presence or Release occurred or is discovered.

“Environmental Laws” means all applicable Federal, state, local and foreign civil and criminal laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders or common law relating to pollution or protection of the environment, natural resources or human health and safety, as in effect as of the Closing Date, including, without limitation, laws relating to noise, Releases or threatened Releases of Hazardous Substances (including, without limitation, Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances, including, but not limited to: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. § 1201 et seq.; any similar laws of the State of Virginia or of any other Governmental Authority having jurisdiction over any site at which the Facility is located or otherwise applicable to the Facility or its owners or operators; and regulations implementing the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate of Seller” means any Person that together with Seller or any Affiliate of Seller would be deemed a single employer within the meaning of Section 4001 of ERISA, or would otherwise have any liability for any benefit plan of Seller or any Seller Affiliate.

“Estimated ANWC Statement” has the meaning set forth in Section 3.1(b)(i).

“Estimated Closing Inventory and Fuel Oil” has the meaning set forth in Section 3.1(b)(ii).

“Estimated Closing Inventory and Fuel Oil Adjustment” has the meaning set forth in Section 3.1(b)(ii).

“Excluded Assets” has the meaning set forth in Section 6.13.

“Excluded Liabilities” has the meaning set forth in Section 6.14.

Purchase and Sale Agreement

“EWG” has the meaning set forth in Section 4.21.

“Expired Material Facility Contracts” means the written or oral contracts, agreements, arrangements, licenses and leases to which the Company has been a party, or to which the Company or the Facility has been bound or subject, that have expired, lapsed or otherwise terminated up to four (4) years prior to the Closing Date and which otherwise would constitute Material Facility Contracts (or would be a Material Facility Contract but for the exclusion in clause (ii) of the definition of Material Facility Contract) if in effect on the Effective Date.

“Facility” means the approximately 315 MW simple-cycle, oil fired combustion turbine electric generating facility known as the Commonwealth Chesapeake Facility and located New Church, Virginia, and all related personal, intellectual, and real property and interests therein (to the extent of the Company’s interest).

“Facility Insurance Policies” means those insurance policies or binders identified on Schedule 4.20.

“Facility Operations Agreement” means that certain Operations and Maintenance Agreement, dated as of May 15, 2000, by and between the Company and the Facility Operator, as amended.

“Facility Operator” means TPS Virginia Operations Company, a Virginia corporation.

“FCC” means the Federal Communications Commission as established by the Communications Act.

“FERC” means the Federal Energy Regulatory Commission as established by the Department of Energy Organization Act of 1977, 42 U.S.C. § 7171, as amended, or its regulatory successor, as applicable.

“Final Adjusted Purchase Price” has the meaning set forth in Section 3.4(c).

“Final Inventory and Fuel Oil Determination” has the meaning set forth in Section 3.4(a).

“Fuel Oil” means the fuel oil used to power the Facility’s turbines, a supply of which is maintained on site at the Facility.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time and applied on a consistent basis.

“Generator Rotor Contractors” means collectively Alstom Power Inc. and Electric Motor & Contracting Co., Inc.

“Generator Rotor Repairs” means certain ongoing repairs with respect to the generator rotors on the Facility’s turbines pursuant to a contract between the Company and Alstom Power Inc. dated August 20, 2004 and certain associated repair work being undertaken by Electric Motor & Contracting Co., Inc. pursuant to its contract with the Company dated September 13, 2004.

Purchase and Sale Agreement

“Generator Rotor Repair Contracts” means the contracts between the Company and the Generator Rotor Contractors pursuant to which the ongoing Generator Rotor Repairs are being performed.

“Governmental Authority” means any federal, state, local, foreign or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; any court or governmental tribunal; but does not include Purchaser, Seller, any Affiliate of Purchaser or Seller, or any of their respective successors in interest or any owner or operator of the Facility (if otherwise a Governmental Authority).

“Hazardous Substances” means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste material, raw material, chemical, finished product, byproduct, or any other material or article, that is listed or regulated under applicable Environmental Laws as a “hazardous” or “toxic” substance or waste, or as a “contaminant,” or is otherwise listed or regulated under applicable Environmental Laws because it poses a hazard to human health or the environment; including without limitation, petroleum products, asbestos, and urea formaldehyde foam insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Income Tax” means any Tax imposed by any Governmental Authority (i) based upon, measured by or calculated with respect to gross or net income, profits or receipts (including municipal gross receipt Taxes, capital gains Taxes and minimum Taxes) or (ii) based upon, measured by or calculated with respect to multiple bases (including corporate franchise Taxes) if one or more of such bases is described in clause (i), in each case together with any interest, penalties or additions attributable to such Tax.

“Indemnifiable Claim” has the meaning set forth in Section 7.7.

“Indemnitee” has the meaning set forth in Section 7.4.

“Indemnitor” has the meaning set forth in Section 7.4.

“Independent Accounting Firm” means a nationally recognized accounting firm reasonably acceptable to the Parties.

“Intercompany Arrangements” means any intercompany transaction between the Company, on the one hand, and Seller or any of their respective Affiliates, on the other hand, whether or not such transaction relates to any contribution to capital, loan, the provision of goods or services, tax sharing arrangements, payment arrangements, intercompany advances, charges or balances or the like.

Purchase and Sale Agreement

“Inventory” means the following items used or consumed or intended to be used or consumed at the Facility in the ordinary course of business: spare, replacement or other parts; tools, special tools, equipment, lubricants, chemicals, fluids, oils, supplies, filters, fittings, connectors, seals, gaskets, hardware, wire and other similar materials; maintenance, shop and office supplies; and other similar items of personal property, except the Fuel Oil.

“Laws” means all statutes, rules, regulations, ordinances, orders and codes of federal, state, foreign and local Governmental Authorities.

“Losses” has the meaning set forth in Section 7.2(a).

“Material Facility Contracts” means the written or oral contracts, agreements, arrangements, licenses and leases to which the Company is a party, or by or to which the Company or the Facility is bound or subject, except for those: (i) which will expire prior to the Closing Date without any further material obligations of either the Company or Seller on behalf of the Company; (ii) which may be terminated without material penalty or further obligation by the Company or Seller on behalf of the Company upon ninety (90) days notice or less; or (iii) which do not require expenditures or payments by the Company in excess of One Hundred Thousand Dollars ($100,000) per year; provided that, notwithstanding the foregoing exceptions, the “Material Facility Contracts” does include those contracts: (A) which are between the Company and any of its or Seller’s Affiliates; (B) which contain restrictions on competition or restrict future development of the Facility; (C) which create indebtedness of the Company or create a security interest in the Facility or other Company assets, in each case other than Permitted Encumbrances; or (D) under which the transactions contemplated by this Agreement would constitute a default or breach or be materially delayed.

“Notice of Claim” has the meaning set forth in Section 7.4.

“Notice of Disagreement” has the meaning set forth in Section 3.4(c).

“October 31 Adjusted Net Working Capital Calculation” has the meaning set forth in Section 3.3(a).

“October 31 Adjusted Purchase Price Calculation” has the meaning set forth in Section 3.3.

“October 31 Inventory Schedule” has the meaning set forth in Section 3.1(b)(ii).

“Operating Agreement” means the Third Amended and Restated Operating Agreement of Commonwealth Chesapeake Company, L.L.C. dated October 14, 2004.

“Owned Real Property” has the meaning set forth in Section 4.11.

“Party” means either a Seller or a Purchaser, as the context requires; “Parties” means, collectively, Seller and Purchaser.

“Permits” has the meaning set forth in Section 4.7.

Purchase and Sale Agreement

“Permitted Encumbrances” means (i) statutory liens for Property Taxes and other governmental charges and assessments (including without limitation Taxes) which are not yet due and payable; (ii) statutory mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business for amounts which are not due and payable and which would not, individually or in the aggregate, have a Material Adverse Effect; (iii) easements, restrictions and other encumbrances clearly referenced as exceptions on title insurance policies for the Facility issued pursuant to the title commitments previously provided or made available by Seller to Purchaser; and (iv) the specific liens, exceptions, restrictions, easements, charges, rights-of-way, monetary and nonmonetary encumbrances, security interests, regulations, and similar matters, which are listed on Schedule 1.1B.

“Person” means an individual, partnership, joint venture, corporation, limited liability company, trust, association or unincorporated organization, any Governmental Authority, or any other entity.

“PJM” means PJM Interconnection, L.L.C., a Delaware limited liability company, and the PJM electric control area.

“Post-Closing Statement” has the meaning set forth in Section 3.4(b)(ii).

“Property Tax” means any Tax resulting from and relating to the assessment of real or personal property by any Governmental Authority.

“Purchase Price” has the meaning set forth in Section 3.2.

“Purchaser” has the meaning set forth in the preamble of this Agreement.

“Purchaser Claims” has the meaning set forth in Section 7.2(a).

“Purchaser Group” has the meaning set forth in Section 7.2(a).

“Purchaser’s Guarantors” means Tenaska Energy, Inc., a Delaware corporation and Tenaska Energy Holdings, LLC, a Delaware limited liability company.

“Purchaser’s Guarantor’s Financial Statements” has the meaning set forth in Section 5.10.

“Purchaser’s Guaranty” means that certain Continuing Guaranty, substantially in the form of Exhibit C-1, which was executed by Purchaser’s Guarantors and delivered by Purchaser to Seller on or before the Effective Date, pursuant to which Purchaser’s Guarantors have guaranteed the equity portion of the Purchase Price.

“Purchaser’s Knowledge” or “Knowledge”, when used in respect of a Purchaser, means the actual and current knowledge, as of the Effective Date (or, with respect to the certificate delivered pursuant to Section 9.6, the date of delivery of the certificate) of any of the chief executive officer, the chief financial officer, the chief operating officer, the chief accounting officer and the chief legal officer or general counsel of Purchaser and of any other duly elected

Purchase and Sale Agreement

officer of Purchaser or any Affiliate of Purchaser or any other employee of Purchaser or any Affiliate of Purchaser who has actually participated in the negotiation or review of this Agreement on Purchaser’s behalf and the Persons listed in Schedule 1.1A.

“Purchaser Material Adverse Effect” means any change to, or effect on, the Purchaser that is materially adverse to the operations or financial condition of the Purchaser, taken as a whole, or which materially impedes the ability of the Purchaser to consummate the transactions contemplated hereby or otherwise fulfill its obligations hereunder; but excluding any effect (or effects taken together) on Purchaser of any adverse change or shortfall with respect to the syndication or capitalization of Tenaska Power Fund, L.P. (but not excluding any effect to the extent caused by breaches by Seller of its representations, warranties or obligations hereunder).

“Purchaser’s Required Consents” means the consent of any Person as specified in Schedule 1.1C other than a Governmental Authority necessary for Purchaser to consummate the Transactions contemplated by this Agreement and the Ancillary Agreements.

“Purchaser’s Required Regulatory Approvals” means (i) the approval of the Transactions contemplated hereby by any Governmental Authority of competent jurisdiction over any of the Parties, the Facility, Seller, Purchaser, or the Company that are required for Purchaser or any of its Affiliates to consummate the Transactions as specified in Part I of Schedule 1.1D and (ii) the notice to, filing with, or consent, approval or authorization of, any Governmental Authority as specified in Part II of Schedule 1.1D.

“Release” means any release, spill, leak, discharge, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, allowing to escape or migrate into or through the environment (including ambient air, surface water, ground water, land surface and subsurface strata) of any Hazardous Substance, including the burial, storage, abandonment or discarding of Hazardous Substances in barrels, drums, or other containers.

“Remediation” means any action of any kind to address an Environmental Condition or Release or threatened Release or the presence of Hazardous Substances on or in the air, soil or groundwater, including the following: (i) monitoring, investigation, cleanup, containment, remediation, removal, mitigation, response or restoration work; (ii) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such work; (iii) preparing and implementing any plans or studies for such work; (iv) obtaining a written notice from a Governmental Authority with jurisdiction under applicable Environmental Laws that no material additional work is required by such Governmental Authority; (v) any response to, or preparation for, any inquiry, order, hearing or other proceeding by or before any Governmental Authority with respect to any such Environmental Condition, Release or threatened Release or presence of Hazardous Substances, and (vi) any other activities reasonably determined by Seller or the Company to be necessary or appropriate or required under Environmental Laws to address an Environmental Condition, the presence of or Release of Hazardous Substances in the air, soil or groundwater, at the Facility, or any other off-site location.

Purchase and Sale Agreement

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble of this Agreement.

“Seller Claims” has the meaning set forth in Section 7.3.

“Seller’s Existing Affiliate Guaranty” means the guarantee by TECO Energy, Inc., a Florida corporation and indirect parent of Seller, in favor of PJM and Delmarva Power & Light Company (“DPL”), a Virginia corporation, of certain obligations of the Company pursuant to (i) the Interconnection Agreement dated July 1, 1999 between the Company and DPL, as amended and (ii) the Interconnection Service Agreement dated June 1, 2000 between the Company and PJM.

“Seller Group” has the meaning set forth in Section 7.3.

“Seller’s Guarantor” means TECO Energy, Inc., a Florida corporation.

“Seller’s Guaranty” means that certain Continuing Guaranty, substantially in the form of Exhibit D, which was executed by Seller’s Guarantor and delivered by Seller to Purchaser on or before the Effective Date.

“Seller’s Knowledge” or “Knowledge”, when used in respect of a Seller, means the actual and current knowledge, as of the Effective Date (or, with respect to the certificate delivered pursuant to Section 8.6, the date of delivery of the certificate) of the Persons listed in Schedule 1.1A, which Schedule includes any officer of Seller and any other employee of Seller or any Affiliate of Seller who actually participated in the negotiation or review of this Agreement on Seller’s behalf.

“Seller’s Required Consents” means the consent of any Person as specified in Schedule 1.1E other than a Governmental Authority necessary for Seller to consummate the Transactions contemplated by this Agreement and the Ancillary Agreements.

“Seller’s Required Regulatory Approvals” means approval of the Transactions contemplated hereby by any Governmental Authority of competent jurisdiction over any of the Parties, the Facility, Seller, Purchaser or the Company, that are required for Seller or any of its Affiliates to consummate the Transactions, as specified in Schedule 1.1F.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (including assessments, fees or other charges based on the use or ownership of real property), personal property, transactional, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, including, without limitation, any item for which liability arises as a transferee or successor-in-interest.

Purchase and Sale Agreement

“Tax Proceeding” has the meaning set forth in Section 6.6(e).

“Tax Return” means any return, report, information return, declaration, claim for refund, or other document, together with all amendments and supplements thereto (including all related or supporting information), required to be supplied to any Governmental Authority responsible for the administration of Laws governing Taxes.

“TECO EnergySource Agreement” means the oral arrangement pursuant to which TECO EnergySource, Inc., an affiliate of Seller and Seller’s Guarantor, is currently providing services to the Company.

“TECO Marks” means the names and marks “TECO”, “TECO Power Services” and related marks, and all other trade names, trademarks and service marks owned by Seller or any of its Affiliates, excluding the name “Commonwealth Chesapeake Company” and any rights of the Company in such name or related marks.

“Termination Date” means the date that this Agreement is terminated under Section 10.1.

“Third Party Claim” means a claim by a Person that is not a member of Seller Group or Purchaser Group, including any claim for the costs of conducting Remediation, or seeking an order or demanding that a Person undertake Remediation.

“Transactions” has the meaning set forth in the Recital D to this Agreement.

“Transfer Tax” means any sales Tax, transfer Tax, transaction Tax, conveyance fee, use Tax, stamp Tax, stock transfer Tax or other similar Tax, including any related penalties, interest and additions thereto.

“Transferred Employee” has the meaning set forth in Section 6.15.

Section 1.2 Certain Interpretive Matters. In this Agreement, unless the context otherwise requires:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c) reference to any gender includes each other gender;

(d) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

(e) reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit of or to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition;

Purchase and Sale Agreement

(f) any accounting term used and not otherwise defined in this Agreement or any Ancillary Agreement has the meaning assigned to such term in accordance with GAAP;

(g) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof;

(h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(i) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including;”

(j) reference to any law (including statutes and ordinances) means such law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; and

(k) any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein.

ARTICLE 2

PURCHASE AND SALE

Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller shall sell and convey the Membership Interests to Purchaser, and Purchaser shall purchase and receive the Membership Interests from Seller.

ARTICLE 3

CLOSING; PURCHASE PRICE

Section 3.1 Signing; Closing.

(a) Deliverables at Signing. On or prior to the execution of this Agreement, (i) Purchaser shall cause Purchaser’s Guarantors to execute and deliver Purchaser’s Guaranty to Seller; and (ii) Seller shall cause Seller’s Guarantor to execute and deliver Seller’s Guaranty to Purchaser.

Purchase and Sale Agreement

(b) Deliverables Prior to Closing. At least three (3) but no more than fifteen (15) business days prior to the anticipated Closing Date, Seller shall prepare and deliver to Purchaser the following:

(i) Seller’s written estimate of the Adjusted Net Working Capital as of Closing (defined below) (expressed as a positive or negative number), calculated consistently with the methodology set forth in Schedule 3.3(a) and in accordance with GAAP and showing the calculation thereof in reasonable detail (the “Estimated ANWC Statement”); and

(ii) Seller’s written estimate of the Inventory and Fuel Oil that will be on hand at the Facility as of Closing (“Estimated Closing Inventory and Fuel Oil”), together with a calculation of the amount (expressed as a positive or negative number) equal to (A) the value of the Estimated Closing Inventory and Fuel Oil, with the value of Inventory calculated utilizing the prices set forth on Schedule 4.10(a) attached to this Agreement (the “October 31 Inventory Schedule”) for the items listed therein and their equivalents and the actual purchase price for any additional items included in Inventory and the value of Fuel Oil in inventory in excess of 100,000 gallons determined using the trailing 20 day average price (calculated as of the date of such measurement) of New York Harbor Fuel Oil as published in Platt’s Oilgram Plus $0.11 per gallon (the “Agreed Benchmark Price”) minus (B) the value of the Company’s Inventory as of October 31, 2004, as reflected on the October 31 Inventory Schedule (such difference, the “Estimated Closing Inventory and Fuel Oil Adjustment”).

(c) Deliverables at Closing. Subject to the terms and conditions hereof, proceedings for the consummation of the Transactions (the “Closing”) will take place at the offices of TECO Energy, Inc., 702 North Franklin Street, Tampa, FL 33602 at 10:00 a.m. local time, on a mutually acceptable date within three (3) Business Days following the date on which the conditions set forth in Article 8 and Article 9, other than those conditions that by their nature are to be satisfied at the Closing, have been either satisfied or waived by the Party for whose benefit such conditions exist, or at such other time and place as the Parties may mutually agree, but in no event shall the Closing occur later than May 31, 2005. The date on which such proceedings actually occur is referred to herein as the “Closing Date.” The Closing shall be effective for all purposes at 11:59 p.m., Eastern time, on the Closing Date. At the Closing, and subject to the terms and conditions hereof, the following will occur:

(i) Deliveries by Seller. At Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Purchaser, as applicable, those documents required to be delivered to Purchaser by Seller pursuant to Article 8.

(ii) Deliveries by Purchaser. At Closing, Purchaser shall (A) deliver the Purchase Price (as defined in Section 3.2 and adjusted pursuant to Section 3.3 below) (less the Deposit Funds (as defined below) and all accrued interest thereon), and any amount(s) payable on the Closing Date to Seller pursuant to the Ancillary Agreements, by wire transfer of immediately available funds to an account or accounts designated by Seller in writing at least 2 Business Days prior to the Closing Date; and (B) execute and deliver, or cause to be delivered, to Seller, as applicable, those documents required to be delivered to Seller by Purchaser pursuant to Article 9.

Purchase and Sale Agreement

Section 3.2 Purchase Price. The purchase price for the Membership Interests being sold shall be Eighty Nine Million Dollars (U.S.$89,000,000) (the “Purchase Price”), as adjusted only pursuant to Section 3.3 and Section 3.4 below. The benchmark Purchase Price includes only the Inventory included on the October 31 Inventory Schedule and assumes zero Dollars ($0) Adjusted Net Working Capital at Closing and shall be adjusted to account for Fuel Oil, Adjusted Net Working Capital and any changes in Inventory from the October 31 Inventory Schedule at Closing.

(a) Within five (5) Business Days after the Effective Date, Purchaser shall deposit to an interest bearing escrow account the equivalent of five percent (5%) of the Purchase Price (such sum, the “Deposit Funds”). Notwithstanding anything to the contrary contained in this Agreement, the Deposit Funds shall be released as follows:

(i) If Seller terminates this Agreement pursuant to Section 10.1(b), the Deposit Funds and all accrued interest thereon shall be immediately released to Seller or its designee in full satisfaction of all of Purchaser’s obligations under this Agreement.

(ii) If Closing does not occur for reasons other than those set forth in Section 3.2(a)(i), on or prior to the Termination Date, the Deposit Funds and all accrued interest thereon shall be immediately released to Purchaser or its designee.

(iii) If Closing is achieved pursuant to the terms of this Agreement, the Deposit Funds and all accrued interest thereon shall be released on the Closing Date to Seller or its designee, and in such case the Deposit Funds and all accrued interest thereon shall be applied towards Purchaser’s payment of the Purchase Price.

(b) At the Closing, Purchaser shall pay to Seller in the manner described in Section 3.1(c)(ii) above an amount equal to the Purchase Price as adjusted pursuant to Section 3.3 below (less the Deposit Funds and accrued interest thereon).

Section 3.3 Adjustments to Purchase Price at Closing. The Purchase Price shall be subject only to those adjustments made at the Closing set forth below in Sections 3.3(a) and 3.3(b), and those post-Closing adjustments (all of which shall be made within ninety (90) days after the Closing Date) made pursuant to the provisions of Section 3.4 (such Sections being referred to collectively as the “Adjustment Sections,” and the Purchase Price as so adjusted is herein referred to as the “Adjusted Purchase Price”). For purposes of illustrating the methodology for calculating the adjustments to the Purchase Price only, Schedule 3.3 demonstrates how such adjustments would have been calculated from the Balance Sheet if they had been calculated on October 31, 2004 (the calculation in Schedule 3.3 shall be referred to as the “October 31 Adjusted Purchase Price Calculation”).

(a) Adjusted Net Working Capital. At Closing, the Purchase Price shall be increased or decreased, as the case may be to the extent that the amount of Adjusted Net Working Capital demonstrated on the Estimated ANWC Statement is greater than or less than zero Dollars ($0). For purposes of illustrating the methodology for calculating Adjusted Net Working Capital only, Schedule 3.3(a) demonstrates how the Adjusted Net Working Capital

Purchase and Sale Agreement

would have been calculated from the Balance Sheet if it had been calculated on October 31, 2004 (the calculation in Schedule 3.3(a) shall be referred to as the “October 31 Adjusted Net Working Capital Calculation”).

(b) Inventory and Fuel Oil. If the calculation of Estimated Closing Inventory and Fuel Oil Adjustment described in Section 3.1(b) above results in a positive number, then the Purchase Price paid at Closing shall be increased by such amount. If such calculation results in a negative number, then the Purchase Price paid at Closing shall be decreased by the absolute amount of such negative number.

Section 3.4 Post-Closing Adjustments to Purchase Price.

(a) Within three (3) Business Days following the Closing, Purchaser shall audit the actual Inventory and Fuel Oil at the Facility. Such audit shall include (i) a measurement of the amount of actual Fuel Oil held at the Facility, (ii) a physical audit of the Inventory at the Facility through reasonable audit testing procedures, and (iii) a reconciliation for any changes in Inventory and consumption or addition of Fuel Oil since the Closing Date. Within five (5) Business Days after completion of such audit, Purchaser shall deliver written notice to Seller of its calculation of the value of the Fuel Oil in inventory in excess of 100,000 gallons and Inventory actually on hand at the Facility as of the Closing, with such Fuel Oil in inventory in excess of 100,000 gallons to be valued using the Agreed Benchmark Price and both such Fuel Oil and all Inventory to be valued using the methodology set forth in Section 3.1(b)(ii) above (the “Final Inventory and Fuel Oil Determination”). If Seller does not accept the findings of Purchaser in the Final Inventory and Fuel Oil Determination it shall so notify Purchaser in writing within fifteen (15) Business Days after receipt of the Final Inventory and Fuel Oil Determination, in which case Seller and Purchaser shall then use good faith efforts to promptly agree upon the actual value of such Inventory and Fuel Oil as of Closing as quickly as practicable. Such value of the Inventory and Fuel Oil as finally determined by the Parties or pursuant to procedures in Section 3.5 shall be referred to as the “Closing Inventory and Fuel Oil Value”. The final Purchase Price shall be increased or decreased, as the case may be, to the extent that the amount of the Closing Inventory and Fuel Oil Value is greater or lesser, respectively, than the value of the Company’s Inventory and Fuel Oil used to calculate the Estimated Closing Inventory and Fuel Oil Adjustment.

(b) Within ninety (90) days after the Closing Date, Purchaser shall deliver to Seller:

(i) a balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”), prepared in accordance with GAAP, and using the same GAAP accounting principles, policies, and methods as Seller has historically used in connection with the calculation of the items reflected on the Post-Closing Statement;

(ii) a final closing statement setting forth the resulting proposed Adjusted Net Working Capital calculated with reference to the amounts shown on the Closing Balance Sheet, the Final Inventory and Fuel Oil Determination and the proposed final Adjusted Purchase Price (in its final and binding form, the “Post-Closing Statement”). The Post-Closing

Purchase and Sale Agreement

Statement shall be prepared in accordance with the terms of this Agreement, and shall be consistent with (A) the methodology set forth in the October 31 Adjusted Net Working Capital Calculation for the calculation of the Adjusted Net Working Capital; and (B) the methodology set forth in the October 31 Adjusted Purchase Price Calculation for the calculation of the Adjusted Purchase Price.

(c) Seller may object in good faith to the proposed Adjusted Purchase Price in writing, stating in reasonable detail its objections thereto, within thirty (30) days after the delivery of the Post-Closing Statement by Purchaser to Seller. Purchaser and Seller agree to cooperate to exchange information used to prepare the Post-Closing Statement and information relating thereto. The final Adjusted Purchase Price as set forth in the Post-Closing Statement shall become final and binding upon the Parties unless Seller gives written notice of its disagreement (a “Notice of Disagreement”) to Purchaser within such thirty (30) day period after Seller’s receipt of the same from Purchaser. Any Notice of Disagreement shall specify in reasonable detail the nature and Dollar amount of any disagreement so asserted. Following delivery of a Notice of Disagreement, each Party and its respective agents and representatives shall be permitted to review the other Party’s and its respective agents and representatives’ working papers relating to the Notice of Disagreement. To the extent any items are not disputed in a valid Notice of Disagreement, such items shall be deemed to have been accepted by Seller. If Seller objects to the proposed Adjusted Purchase Price with a timely Notice of Disagreement, the Parties shall attempt to resolve such dispute by negotiation, and to the extent the Parties are unable to resolve any such dispute within twenty (20) days following delivery of a Notice of Disagreement or such later date as Seller and Purchaser may agree, then the disputed portion of the Adjusted Purchase Price and Post-Closing Statement shall be resolved in accordance with the provisions of Section 3.5. If a timely Notice of Disagreement is received by Purchaser, then the disputed portion of the Post-Closing Statement and the resulting Adjusted Purchase Price (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earliest of (x) the date the parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, or (y) the date all matters in dispute are finally resolved in writing by the Independent Accounting Firm as set forth in Section 3.5 below. (The Adjusted Purchase Price which becomes final and binding on the Parties pursuant to this Section 3.4(b) or 3.5, as applicable, shall be referred to as the “Final Adjusted Purchase Price”).

(d) If the Purchase Price paid to Seller at Closing (less Deposit Funds) is greater than the Final Adjusted Purchase Price (less Deposit Funds), Seller shall, within three (3) Business Days after the Post-Closing Statement and the Final Adjusted Purchase Price becomes binding on the Parties, make payment by wire transfer to Purchaser in immediately available funds of the amount of such difference, together with interest thereon at a rate per annum equal to five percent (5%), calculated on the basis of the actual number of days elapsed over 360, from the Closing Date to the date of payment. If the Purchase Price paid to Seller at Closing is less than the Final Adjusted Purchase Price, Purchaser shall, within three (3) Business Days after the Post-Closing Statement and the Adjusted Purchase Price becomes binding on the Parties, make payment by wire transfer to Seller in immediately available funds of the amount of such difference, together with interest thereon at a rate per annum equal to five percent (5%), calculated on the basis of the actual number of days elapsed over 360, from the Closing Date to the date of payment.

Purchase and Sale Agreement

Section 3.5 Procedures for Dispute Resolution of Purchase Price Adjustment. If the Parties are unable to resolve any differences they may have with respect to the matters specified in the Notice of Disagreement as set forth in Section 3.4(b) above within the time periods set forth in such Section, such dispute may be referred by any Party to the Independent Accounting Firm. The Parties shall instruct the Independent Accounting Firm to make a final determination of the Closing Balance Sheet, the Post-Closing Statement and the resulting Adjusted Purchase Price calculated with reference to such amounts to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement. The Parties will cooperate with the Independent Accounting Firm during the term of its engagement. The Parties shall instruct the Independent Accounting Firm to not assign a value to any item in dispute greater than the greatest value for such item assigned by Purchaser, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Purchaser, on the one hand, or Seller, on the other hand. The Parties shall also instruct the Independent Accounting Firm to make its determination based solely on presentations by Purchaser and Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e. not on the basis of an independent review). The Closing Balance Sheet and Post-Closing Statement and the resulting Adjusted Purchase Price calculated with reference thereto shall become final and binding on the Parties on the date the Independent Accounting Firm delivers its final resolution in writing to the Parties (which final resolution shall be requested by the Parties to be delivered not more than forty-five (45) days following submission of such disputed matters). Except as set forth above, the Parties do not intend to impose any particular procedures upon the Independent Accounting Firm, it being the desire of the Parties that any such disagreement shall be resolved as expeditiously and inexpensively as reasonably practicable. The fees and expenses of the Independent Accounting Firm shall be shared equally by Purchaser and Seller. Each Party shall bear its own legal, accounting or consulting costs and expenses in connection with any dispute hereunder.

Section 3.6 Allocation. Seller and Purchaser have determined the allocation of the Purchase Price in accordance with Section 1060 of the Code and such allocation is set forth on Schedule 3.6 hereto. Purchaser and Seller agree to timely file Internal Revenue Service Form 8594, if necessary, and all Tax Returns, in accordance with Schedule 3.6 and to report the Transactions contemplated by this Agreement for federal Income Tax and all other Tax purposes in a manner consistent with such allocation. Each Party agrees to promptly provide the other with any additional information and reasonable assistance required to complete Form 8594, if necessary. In the event the Purchase Price is adjusted pursuant to the Adjustment Sections, the Parties agree to allocate any such adjustment in a matter consistent with Schedule 3.6, using the same accounting principles, policies, and methods. If Purchaser and Seller are unable to resolve any disputes in connection with the allocation of any adjustments to the Purchase Price, such disputes shall be referred to the Independent Accounting Firm for resolution, which resolution shall be final, conclusive and binding on the Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by Seller and Purchaser.

Purchase and Sale Agreement

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as to each of the matters set forth in this Article 4.

Section 4.1 Organization and Existence. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Virginia and has all requisite power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Seller has provided (or made available to Purchaser in its electronic data room) correct and complete copies of the governing documents of the Company as amended to date.

Section 4.2 Execution, Delivery and Enforceability. Seller has all requisite power and authority to execute and deliver, and perform its obligations under, this Agreement and the Ancillary Agreements which are executed by it, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and of the Ancillary Agreements which are executed by it, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action required on the part of Seller and no other proceedings on the part of Seller are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby. Assuming the due authorization, execution and delivery by Purchaser of this Agreement and the due authorization, execution and delivery by Purchaser of the Ancillary Agreements which are to be executed by them, this Agreement does and the Ancillary Agreements which are executed by Seller when executed and delivered by Seller will constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with its and their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles.

Section 4.3 Membership Interests.

(a) Seller owns the Membership Interests shown as owned by Seller on Schedule A free and clear of any Encumbrances, except such Encumbrances as may arise under this Agreement and except for any restrictions on sales or transfers of securities under applicable securities laws; and

(b) Seller has the full legal right, power and authority to transfer the Membership Interests shown as owned by Seller on Schedule A as provided in this Agreement.

Section 4.4 Capitalization. The Membership Interests constitute one hundred percent (100%) of the issued and outstanding membership interests of the Company. All of the Membership Interests have been duly authorized and are validly issued (with no further payment

Purchase and Sale Agreement

required for valid issuance) and were not issued in violation of the preemptive rights of any Person. There are no outstanding contractual obligations of the Company or any other Person to issue, deliver, sell, repurchase, redeem, convert, exchange or otherwise acquire any membership interest in, or other equity security issuable by, the Company, except obligations under this Agreement. The Company has not issued, and there are no outstanding contractual obligations of the Company or any other Person to issue, any bonds or other debt securities of the Company.

Section 4.5 No Violation. Subject to Seller obtaining Seller’s Required Regulatory Approvals and Seller’s Required Consents, neither the execution nor delivery by Seller of this Agreement or any of the Ancillary Agreements which are executed by it, nor Seller’s compliance with any provision hereof or thereof, nor consummation of the transactions contemplated hereby or thereby will:

(a) violate or result in a breach of any provisions of the governing documents or operating agreements of Seller, governing documents of the Company or the Company’s Operating Agreement;

(b) result in a default (or give rise to any right of termination, cancellation or acceleration) under, or violate any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, license or material agreement to which Seller or the Company is a party or by which Seller, the Company, or the Facility may be bound, except for such defaults (or rights of termination or acceleration) as to which requisite waivers or consents have been, or prior to the Closing will have been, obtained or which, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect;

(c) violate any law, rule, regulation, order, writ, injunction or decree, applicable to Seller, the Company or the Facility, except where such violations, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect and will not affect the validity or enforceability of this Agreement or the Ancillary Agreements or the validity of the transactions contemplated hereby or thereby; or

(d) require the consent or approval of, filing with, or notice to any Person which, if not obtained, would prevent Seller from performing its obligations hereunder.

Section 4.6 Compliance with Laws. There is no uncured violation, and to Seller’s Knowledge, there have been no violations by Seller with respect to the Company or the Facility or by the Company of any laws, orders, ordinances, rules, regulations or judgments of any Governmental Authority, except for violations or alleged violations that would not be reasonably likely to have a Company Material Adverse Effect and will not affect the validity or enforceability of this Agreement or the Ancillary Agreements or the validity of the transactions contemplated hereby and thereby.

Section 4.7 Permits, Licenses, Etc. The Company holds all permits, registrations, franchises, certificates, licenses and other authorizations, consents and approvals of all Governmental Authorities that the Company and the Facility require in order to construct, own, operate, and maintain the Facility and generate and sell electric energy and capacity at wholesale

Purchase and Sale Agreement

in PJM as such business is currently conducted and at all levels at which it has been conducted during the twelve (12) month period preceding the Closing Date (collectively, “Permits”), except for such failures to hold such Permits that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. The Company is in compliance with all such Permits, except to the extent, individually or in the aggregate, as would not be reasonably likely to have a Company Material Adverse Effect, and has not received any written notice at any time of any violation of any Permit or that (i) any such existing Permit will be revoked; or (ii) any pending application for the renewal of any existing Permit will be denied. Schedule 4.7 includes a list of all of the Permits, and Seller has made available to Purchaser a correct and complete copy of each Permit set forth on Schedule 4.7.

Section 4.8 Litigation. Except as set forth in Schedule 4.8, there is no claim, action, proceeding or investigation pending, or to Seller’s Knowledge, threatened against or relating to the Company, or the Facility, before any court, arbitrator or Governmental Authority, or any judgment, decree or order of any court, arbitrator, or Governmental Authority, and to Seller’s Knowledge, there are no facts or circumstances that are reasonably expected to give rise to any such claim, action, proceeding or investigation. Except as set forth in Schedule 4.8, there is no claim, action, proceeding or investigation pending, or to Seller’s Knowledge, threatened against or relating to Seller, before any court, arbitrator or Governmental Authority, or any judgment, decree or order of any court, arbitrator, or Governmental Authority, which individually or in the aggregate, (a) would reasonably be expected to result, or has resulted, in (i) the institution or threat of legal proceedings to prohibit or restrain the performance by Seller of this Agreement or any of the Ancillary Agreements to which it is a party, or the consummation of the transactions contemplated hereby or thereby, or (ii) a material impairment of the ability of Seller to perform its obligations under this Agreement or any of the Ancillary Agreements to which it is a party, or (iii) a material impairment of Company’s ability to own, operate, and maintain the Facility; or (b) would be reasonably likely to have a Company Material Adverse Effect.

Section 4.9 Material Facility Contracts and Expired Material Facility Contracts.

(a) The Company is not a party to, and neither the Company nor the Facility is otherwise bound by or subject to, any Material Facility Contracts other than those set forth in Schedule 4.9(a).

(b) Except as disclosed in Schedule 4.9(b), there is not, under any of the Material Facility Contracts, any default or any event which, with notice or lapse of time or both, would constitute a material default by the Company or, to Seller’s Knowledge, a material default by another party to a Material Facility Contract. Seller has made available to Purchaser a correct and complete copy of each Material Facility Contract set forth on Schedule 4.9(a) and all amendments thereto.

(c) No claim, action, proceeding or investigation is pending or, to Seller’s Knowledge, threatened against the Company or Seller, challenging the enforceability of any of the Material Facility Contracts, except for challenges which, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

Purchase and Sale Agreement

(d) No claim, action, proceeding or investigation is pending or, to Seller’s Knowledge, threatened against the Company or Seller with respect to any Expired Material Facility Contract nor, to Seller’s Knowledge, are there any facts or circumstances that are reasonably expected to give rise to any such claim, action, proceeding or investigation. Except to the extent cured or waived by the non-defaulting party, there is not, under any of the Expired Material Facility Contracts, any default or any event which, with notice or lapse of time or both, would constitute a material default by the Company or, to Seller’s Knowledge, a material default by another party to an Expired Material Facility Contract.

Section 4.10 Personal Property. The Company has good and valid title to each item of personal property listed on Schedule 4.10, free and clear of all Encumbrances, except Permitted Encumbrances. To Seller’s Knowledge, neither Seller nor the Company has any liabilities or obligations with respect to any personal property previously owned by the Company that is not currently owned by the Company, nor, to Seller’s Knowledge, are there any facts or circumstances that are reasonably expected to give rise to any such liabilities or obligations.

Section 4.11 Real Property. The Company has good and valid title to the real property interests identified on Schedule 4.11 (the “Owned Real Property”), which consists of the plant site, owned in fee, and appurtenant easements (the “Appurtenant Easements”), free and clear of all Encumbrances, except Permitted Encumbrances. The Company’s rights in the personal property listed on Schedule 4.10, together with the Company’s rights in the real property listed on Schedule 4.11 and the Company Intellectual Property, constitute all of the rights, properties and other assets necessary to permit the Company to conduct its business in the same manner as such business is currently conducted and at all levels at which it has been conducted during the twelve (12) month period preceding the Closing Date (subject to seasonal variances in required Fuel Inventory), except where the absence of such rights, properties or assets, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has never owned or held any interest in any real property other than the Owned Real Property.

Section 4.12 No Undisclosed Liabilities. Except as set forth in Schedule 4.12, assuming that the Facility Operations Agreement and the TECO EnergySource Agreement have been terminated as required by Section 8.11(g), the Company does not have any liabilities or obligations of any nature, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated, and whether due or to become due, other than:

(i) the liabilities and obligations of the Company under Material Facility Contracts;

(ii) liabilities and obligations contemplated by this Agreement;

(iii) liabilities and obligations under or in respect of the Permits (excluding any violations thereof);

(iv) Permitted Encumbrances or the requirements of applicable Laws (excluding any violations thereof);

Purchase and Sale Agreement

(v) Excluded Liabilities;

(vi) liabilities and obligations set forth or referred to in the Balance Sheet; and

(vii) liabilities and obligations incurred since the date of the Balance Sheet in the ordinary course of business, not in violation of any of the provisions of this Agreement, and that do not and are not reasonably expected to have a Company Material Adverse Effect; and

(viii) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.13 Intellectual Property. To Seller’s Knowledge, the Company has received no notice of any material infringement, impairment, dilution, misappropriation, or other unauthorized use by the Company of patents, copyrights, trademarks, or similar intellectual property rights of any third parties. Schedule 4.13 lists all software programs, trademarks, patents, and licensed intellectual property included within the Company Intellectual Property used or useful in the conduct of the Company’s business consistent with past practice, other than standard office and similar software programs generally included on computers owned by the Company and readily available without material expense (which programs are not separately listed). Except as set forth in Schedule 4.13, the Company owns or has the valid right to use pursuant to license, sublicense, agreement or permission, in each case free and clear of all Encumbrances other than Permitted Encumbrances, all of the Company Intellectual Property other than such Company Intellectual Property the absence of which ownership or the right to use would not reasonably be expected to have a Company Material Adverse Effect (individually or in the aggregate).

Section 4.14 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by Seller in such a manner as not to give rise to any valid claim against Purchaser (by reason of Seller’s actions) for a brokerage commission, finder’s fee or other like payment to any Person. Upon closing of the transactions contemplated by this Agreement, a commission shall be payable to Morgan Stanley with respect to certain investment banking services provided to Seller, for which Seller shall bear sole responsibility.

Section 4.15 Environmental Matters. Except as set forth on Schedule 4.15:

(a) During the period of the Company’s ownership of the Owned Real Property and, to Seller’s Knowledge, at all times prior thereto, there has not been a Release of Hazardous Substances from or on the Owned Real Property or otherwise affecting the Facility that: (A) constitutes violation of any Environmental Law; (B) imposes any release-reporting obligations on the Company under any Environmental Law; (C) imposes any clean-up or remediation obligations of the Company under any Environmental Law (or obligation of the Company to reimburse any other Person for similar obligations) or (D) is reasonably expected to impose any liability of the Company for injury to any Person or any Person’s property. For each Release disclosed in Schedule 4.15, a description of the status of such release is provided, and that description is accurate and complete in all material respects.

Purchase and Sale Agreement

(b) Since January 1, 2001, none of the Company, the Seller or the Facility has violated in any material respect any Environmental Laws that govern the Company or the Facility, and each of the Seller, the Company and the Facility is currently in compliance with, in all material respects, all Environmental Laws that govern the Company or the Facility.

(c) Each of the Company and the Facility has all Permits required under the Environmental Laws for the operation of the Facility consistent with past practice, is in compliance with all such Permits, and neither of them has received any written notice that: (A) any such existing Permit will be revoked; (B) any pending application for any new such Permit or renewal of any existing Permit will be denied; or (C) alleges the violation of any Permit or any Environmental Law. To the extent required by applicable Environmental Laws, the Company has filed (or will have filed by the Closing Date) all applications necessary to renew or obtain any necessary Permits required under Environmental Laws in a timely fashion to allow the Company to continue to operate its business and the Facility in compliance with applicable Environmental Laws, and the Company does not have reason to know that such new or renewed Environmental Permits will include any terms or conditions that will be more stringent than the terms or conditions of such existing Permits, except for such applications, terms and conditions that would not, individually or in the aggregate, have a Company Material Adverse Effect. There are no separate agreements with any Governmental Authority with respect to any obligation of the Company under any Permit or any Environmental Laws nor are there any orders of any Governmental Authority with respect thereto directed at the Company or the Facility specifically as opposed to electric generators generally.

(d) Seller has made available to Purchaser true and complete copies of all environmental studies, audits and assessment reports in its possession or control, or prepared on its behalf, relating to the Owned Real Property or the construction or operation of the Facility.

(e) Schedule 4.15(e) shows the amount of emission allowances held by the Company as of November 30, 2004 in the EPA Clean Air Market Database. These amounts do not reflect reductions for 2004 Facility emissions. Upon Closing, Company will be entitled to all of these emissions allowances except those that are withdrawn by the EPA to satisfy 2004 Facility emissions. The Company has no obligation to sell any of the emission allowances identified in Schedule 4.15(e).

(f) To Seller’s Knowledge, there are no existing facts or circumstances that are reasonably expected to give rise to a violation of any Permit or Environmental Law or that would reasonably be expected to prevent the Company or the Facility from operating consistent with past practice and complying with any Permit or Environmental Law. To Seller’s Knowledge, the Company will not be required to add, upgrade, or modify any equipment or facilities to operate consistent with past practice in compliance with all Permits and Environmental Laws.

Purchase and Sale Agreement

(g) Except to the extent in compliance in all material respects with Environmental Laws, neither Seller nor Company has ever transported or disposed of any Hazardous Material generated at the Facility to any location other than the Owned Real Property.

Section 4.16 Tax Matters. Except as set forth in Schedule 4.16:

(a) all Tax Returns required to be filed by or with respect to the Company have been or will be timely filed (taking into account extensions of time to file) with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed;

(b) such Tax Returns (to the extent such Returns relate to the Company) are or will be true and correct in all material respects, and all Taxes reported on such Tax Returns have been or will be timely paid;

(c) the Company has not extended or waived, and has not requested a waiver or extension of, the application of any statute of limitations regarding the assessment or collection of any Tax and the Company has not requested any extension of time within which to file any Tax Return;

(d) there are no audits, examinations, claims, assessments, levies, administrative proceedings, or lawsuits pending, or to the Knowledge of Seller, threatened against the Company by any taxing authority;

(e) None of the assets or properties of the Company is or will be required to be treated as being (I) owned by another Person pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or (II) tax-exempt use property within the meaning of Section 168(h)(l) of the Code;

(f) No Governmental Authority in a jurisdiction where the Company does not file Tax Returns has made a claim, assertion or, to Seller’s Knowledge, a threat that the Company (or Seller by virtue of the Company’s operations or ownership of the Facility) (A) is or may be subject to taxation by such jurisdiction, or (B) is or may be required to file Tax Returns in such jurisdiction;

(g) The Company has made available to Purchaser correct and complete copies of all federal, state, and local Tax Returns filed with respect to the Company (or the portions thereof that relate solely to the Company) for all Tax years ended on or after December 31, 2001;

(h) All Taxes for which the Company is liable, (whether or not requiring the filing of returns or reports) relating to the business, operations or property of Company have been timely and fully paid or have been adequately reserved;

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(i) All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected and have been paid over to the appropriate governmental agency or authority are properly recorded as a liability on the books of the Company;

(j) The Company (i) is not a party to any tax sharing or similar agreement; and (ii) is not a member of any affiliated group nor does it have any liability for Taxes payable by Seller or any of its Affiliates under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law).

(k) The Company is a disregarded entity for federal tax purposes pursuant to Treas. Reg. § 301.7701-3 and it has not elected to be classified as a corporation for federal Tax purposes.

Section 4.17 Employee Matters. The Company does not have, and on the Closing Date will not have, any employees. Neither Seller or the Company is a party to or is bound by any collective bargaining agreement with respect to any employees assigned to the business of the Company and, to Seller’s Knowledge, no present union organizing efforts are underway with respect to any such employees and no claim has been made by any union as to the representation of such employees.

Section 4.18 No Subsidiaries. The Company does not own or hold, directly or indirectly, any equity or other ownership interest in any other Person.

Section 4.19 Financial Statements. An unaudited balance sheet of the Company as of October 31, 2004 and the audited financial statements of the Company for the years ending on December 31, 2002 and December 31, 2003 are attached hereto as Schedule 4.19 (together with the financial statements for 2004 once provided to Purchaser pursuant to Section 6.2(d), the “Company Financial Statements”). The information contained in such Company Financial Statements is, as of the date thereof, correct in all material respects, and such Company Financial Statements were prepared in accordance with GAAP (except for the absence of footnotes and pending year-end adjustments) and fairly present the financial position of the Company as of the date thereof; provided, however, notwithstanding any other provision in this Agreement to the contrary, the representations made in this Section 4.19 with respect to the Company’s 2004 financial statements will be made by Seller only at Closing and not at the time of execution of this Agreement.

Section 4.20 Insurance. The Company or an Affiliate of the Company carries those Facility Insurance Policies listed or described in Schedule 4.20. Such coverages are in full force and effect as of the execution of this Agreement by Seller, and will be maintained in full force and effect until the consummation of the Transactions contemplated hereby. Neither Seller nor the Company has made any claims or instituted any proceedings under any Facility Insurance Policies which are not fully and finally resolved.

Section 4.21 EWG Status. The Company was determined by FERC to be an exempt wholesale generator within the meaning of Section 32 of the Public Utility Holding Company Act of 1935, as amended, (an “EWG”) by orders dated December 21, 1998, and February 2,

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2000, in Docket Nos. EG99-15-000 and EG00-59-000, respectively. The Facility and the Company have met, and through the Closing Date will continue to meet, all applicable requirements, and has made all necessary filings, for the maintenance of EWG status.

Section 4.22 Market-Based Rate Authority. The Company was granted market-based rate authority by FERC by order dated December 21, 1998, in Docket No. ER99-415-000. The Company has met, and through the Closing Date will continue to meet, all applicable requirements and has made all necessary filings for the maintenance of market-based rate authority, and has, and will continue to hold, all necessary authorizations that permit the Company to sell electric power and related services at market-based rates. Except for any facts or circumstances that may arise as a result of or following the Transactions, to Seller’s Knowledge, there is no reason to believe that Company’s triennial filing in respect of its market-based rate authority filing that is pending with the FERC on the Effective Date will not be accepted by the FERC in the ordinary course.

Section 4.23 Books and Records. The minute books and similar records of the Company have been made available to Purchaser prior to the execution of this Agreement and contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the members, boards of directors and similar governing bodies of the Company.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller, as of the date hereof and as of the Closing Date, as to each of the matters set forth in this Article 5.

Section 5.1 Organization and Existence. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Purchaser’s Guarantors are a corporation and a limited liability company, each duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has all requisite corporate or limited liability power and authority (as applicable) to transact business in such jurisdiction.

Section 5.2 Execution, Delivery and Enforceability. Purchaser has all requisite limited liability company power and authority to execute and deliver, and to perform its obligations under, this Agreement and the Ancillary Agreements which are executed by Purchaser, and to consummate the transactions contemplated thereby. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements which are executed by it, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action required on the part of Purchaser, and no other limited liability company proceedings on the part of Purchaser are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby. Assuming the due

Purchase and Sale Agreement

authorization, execution and delivery by Seller of this Agreement and the due authorization, execution and delivery by Seller and Seller’s Guarantor of the Ancillary Agreements which are executed by it when executed by Seller (or Seller’s Guarantor, in the case of Seller’s Guaranty), this Agreement does, and the Ancillary Agreements when executed by Purchaser will, constitute the valid and legally binding obligations of Purchaser, enforceable against Purchaser, as applicable, in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles.

Section 5.3 No Violation. Subject to Purchaser obtaining Purchaser’s Required Regulatory Approvals and Purchaser’s Required Consents, neither the execution and delivery by Purchaser of this Agreement, nor the execution and delivery by Purchaser of the Ancillary Agreements which are executed by Purchaser, compliance with any provision hereof or thereof, or Purchaser’s consummation of the transactions contemplated hereby or thereby will:

(a) violate or result in a breach of any provisions of the governing documents of Purchaser;

(b) result in a default (or give rise to any right of termination, cancellation or acceleration) under or violate any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser may be bound, except for such defaults (or rights of termination or acceleration) as to which requisite waivers or consents have been, or prior to the Closing will have been, obtained or which, individually or in the aggregate, would not be reasonably likely to have a Purchaser Material Adverse Effect;

(c) violate any law, rule, regulation, order, writ, injunction or decree, applicable to Purchaser or any of its assets, except where such violations, individually or in the aggregate, would not be reasonably likely to have a Purchaser Material Adverse Effect, and will not affect the validity or enforceability of this Agreement or the Ancillary Agreements or the validity of the transactions contemplated hereby or thereby; or

(d) require the consent or approval of, filing with, or notice to any Person which, if not obtained, would prevent Purchaser from performing its obligations hereunder.

Section 5.4 Compliance with Laws. There is no uncured violation by Purchaser of any laws, orders, ordinances, rules, regulations or judgments of any Governmental Authority in existence as of the execution of this Agreement, except for violations or alleged violations that would not be reasonably likely to have a Purchaser Material Adverse Effect and will not affect the validity or enforceability of this Agreement or the Ancillary Agreements or the validity of the transactions contemplated hereby and thereby.

Section 5.5 Litigation. There is no claim, action, proceeding or investigation pending, or to Purchaser’s Knowledge threatened, against or relating to Purchaser or its Affiliates before any court, arbitrator, or Governmental Authority, or any judgment, decree or

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order of any court, arbitrator, or Governmental Authority, which, individually or in the aggregate, (a) could reasonably be expected to result, or has resulted, in (i) the institution of legal proceedings to prohibit or restrain the performance by Purchaser of this Agreement or any of the Ancillary Agreements to which it is a party, or the consummation of the transactions contemplated hereby or thereby, or (ii) a material impairment of the ability of Purchaser to perform its obligations under this Agreement or any of the Ancillary Agreements to which it is a party; or (b) would be reasonably likely to have a Purchaser Material Adverse Effect.

Section 5.6 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by Purchaser in such a manner as not to give rise to any valid claim against Seller (by reason of a Purchaser’s actions) for a brokerage commission, finder’s fee or other like payment to any Person.

Section 5.7 Financial Capacity. Purchaser is financially solvent, able to pay its debts as they mature, and subject to the funding of the financing commitment provided to Seller and identified in Section 8.12 hereof and Purchaser’s Guarantors’ guaranty with respect to the equity portion of the Purchase Price, Purchaser has committed sources of capital sufficient to permit Purchaser to pay the Adjusted Purchase Price and otherwise timely perform its respective obligations hereunder and under the Ancillary Agreements. To Purchaser’s Knowledge, there are no facts or circumstances in existence as of the Effective Date that could reasonably be expected to interfere with, delay or otherwise impede such financing.

Section 5.8 Purchaser’s Qualifications. To Purchaser’s Knowledge, Purchaser is qualified to obtain Purchaser’s Required Consents.

Section 5.9 Purchaser’s Due Diligence. Purchaser is an experienced and knowledgeable investor in the U.S. power generation and development business. Prior to entering into this Agreement, Purchaser was advised by its counsel, accountants, financial advisors and such other Persons it has deemed appropriate concerning this Agreement, and has relied solely on Seller’s obligations, representations and warranties expressly contained in this Agreement and its independent investigation and evaluation of, and appraisal and judgment with respect to, the Company, the business, assets, including the Facility, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company, and the revenue, price and expense assumptions applicable thereto. Purchaser hereby acknowledges that the Membership Interests are not registered under the Securities Act, or registered or qualified for sale under any state securities laws and cannot be resold without registration thereunder or exemption therefrom. Purchaser is an “accredited investor,” as such term is defined in Regulation D of the Securities Act and will acquire the Membership Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state “blue sky” laws or any other applicable securities laws. Purchaser has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Membership Interests and has the ability to bear the economic risk of this investment for an indefinite period of time.

Section 5.10 Financial Statements. Purchaser has previously delivered (i) an unaudited balance sheet of Purchaser’s Guarantors as of September 30, 2004 and (ii) the audited

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financial statements of Purchaser’s Guarantors for the year ended December 31, 2003 (“Purchaser’s Guarantor’s Financial Statements”). The information contained in Purchaser’s Guarantor’s Financial Statements is, as of the date thereof, correct in all material respects, and such Purchaser’s Guarantor’s Financial Statements were prepared in accordance with GAAP (except for the absence of footnotes and pending year-end adjustments), and fairly presents the financial position of Purchaser’s Guarantors as of the date thereof.

Section 5.11 Inspection. Purchaser acknowledges that, prior to its execution of this Agreement, (i) it or its agents or representatives (collectively, “Agents”) have been afforded access to and the opportunity to inspect, and have inspected, the Facility, and have had the opportunity to conduct all such due diligence investigation of the Facility, the Company, and the Material Facility Contracts, as it deemed necessary or advisable in connection with entering into this Agreement and the Transactions contemplated hereby; (ii) as of the Closing Date, it or its Agents will have inspected the Facility, reviewed the Material Facility Contracts, and conducted all such further due diligence investigations of the Facility and the Company to the extent it or its Agents deem necessary or advisable; and (iii) it is relying only upon Seller’s representations and warranties expressly contained in this Agreement as to the matters covered herein and Purchaser is otherwise relying on its own and its Agents’ inspections and investigation in order to satisfy itself as to the condition, suitability, and value of the business, assets (including the Facility), liabilities, results of operations, condition (financial or otherwise) and prospects of the Company.

Section 5.12 Regulatory Status. The Purchaser is not, and, by reason of the ownership, operation, or maintenance of the Company or the Facility (subject to the Company obtaining exempt wholesale generation status under Section 32 of the Public Utility Holding Company Act of 1935, as amended (“PUHCA”)), or any other transaction contemplated by this Agreement, will not be deemed to be subject to regulation as an “electric utility,” a “gas utility,” a “public utility company,” a “holding company,” an “affiliate” of a “holding company,” a “subsidiary” of a “holding company,” or an “affiliate” of a “subsidiary” of a “holding company” within the meaning of PUHCA, or a “public utility” or “electric utility” within the meaning of the Federal Power Act, other than regulation as described in the orders granting Purchaser’s Required Regulatory Approvals.

ARTICLE 6

COVENANTS OF EACH PARTY

Section 6.1 “As Is” Sale. EXCEPT FOR THE COVENANTS, REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN OF THIS AGREEMENT, PURCHASER UNDERSTANDS AND AGREES THAT THE MEMBERSHIP INTERESTS ARE BEING SOLD AND ACQUIRED, AND ALL OF THE ASSETS OF THE COMPANY, INCLUDING THE FACILITY, SOLD AND ACQUIRED THEREBY ARE LIKEWISE BEING SOLD AND ACQUIRED, “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE “WITH ALL FAULTS”, AND THAT PURCHASER IS RELYING ON ITS OWN EXAMINATION OF THE COMPANY AND SUCH ASSETS. PURCHASER UNDERSTANDS AND AGREES THAT SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE

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GENERATOR ROTOR REPAIRS AND THAT ANY AND ALL WARRANTY CLAIMS WITH RESPECT THERETO SHALL BE MADE BY PURCHASER DIRECTLY AGAINST THE GENERATOR ROTOR CONTRACTORS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER UNDERSTANDS AND AGREES THAT SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES AS TO LIABILITIES, OPERATION OF THE ASSETS OF THE COMPANY, INCLUDING THE FACILITY, TITLE, CONDITION, VALUE OR QUALITY OF SUCH ASSETS OR THE BUSINESS, CONDITION (FINANCIAL OR OTHERWISE), OR PROSPECTS OF THE COMPANY, RISKS AND OTHER INCIDENTS OF OWNERSHIP OF THE MEMBERSHIP INTERESTS OR SUCH ASSETS AND ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. EXCEPT AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT, PURCHASER FURTHER AGREES THAT NO INFORMATION OR MATERIAL WHATSOEVER PROVIDED BY OR COMMUNICATION MADE BY SELLER OR ANY REPRESENTATIVE OF SELLER WILL CONSTITUTE, CREATE OR OTHERWISE CAUSE TO EXIST ANY REPRESENTATION OR WARRANTY.

Section 6.2 Efforts to Close; Updating.

(a) Subject to the terms and conditions herein, each of the Parties hereto shall use commercially reasonable efforts to consummate and make effective the Transactions contemplated hereby, as soon as reasonably practicable, and in any event on or prior to May 31, 2005, including the satisfaction of all conditions thereto set forth herein; provided, however, that this shall in no way affect or modify the Parties’ respective termination rights under Section 10.1. Such actions shall include, without limitation, exerting their commercially reasonable efforts to obtain each of the consents, authorizations and approvals of any Governmental Authority or other Person which is reasonably necessary to effectuate the Transactions contemplated hereby, including, in the case of Seller, Seller’s Required Regulatory Approvals and Seller’s Required Consents, and in the case of Purchaser, Purchaser’s Required Regulatory Approvals and Purchaser’s Required Consents, and effecting all other necessary registrations and filings, including, without limitation, filings under applicable Laws, including the HSR Act and the Communications Act, and all other necessary filings with any Governmental Authority, including FERC. All appearances, presentations, briefs, and proposals made or submitted by or on behalf of either Party before any regulatory authority in connection with the approval of this Agreement, the Transactions and the Ancillary Agreements shall be subject to the joint approval or disapproval in advance and the joint control of Purchaser and Seller, acting with the advice of their respective counsel, and each Party will consult and fully cooperate with the other Party, and consider in good faith the views of the other Party, in connection with any such appearance, presentation, brief, or proposal; provided that nothing will prevent a Party from responding to a subpoena or other legal process as required by law or submitting factual information in response to a request therefor. Each Party will provide the

Purchase and Sale Agreement

other with copies of all written communications from Governmental Authorities relating to the approval or disapproval of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

(b) The Parties shall promptly notify each other of any changes or additions to any of their respective Schedules to this Agreement, if any, as of a reasonably current date prior to the Closing, but in any event at least once not later than three (3) Business Days prior thereto. No such updates made pursuant to this Section shall be deemed to cure any inaccuracy of any representation or warranty made in this Agreement as of the date hereof, unless the Party being so notified specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by any Party of any condition set forth in this Agreement.

(c) Each Party shall, as promptly as practicable, notify the other in writing upon its receipt of Knowledge of any breach of any representation or warranty made by the other Party or of any other condition or circumstance that would excuse its timely performance hereunder, or excuse Purchaser’s Guarantors or Seller’s Guarantor, as the case may be, from their respective obligations under Purchaser’s Guaranty or Seller’s Guaranty, as the case may be. Notwithstanding the obligations in this paragraph, the failure of a Party to notify the other of any breach of any representation or condition will not be a waiver of that Party’s rights with respect to that breach or any similar breach. In the event of such failure, however, the Party not receiving such notice is entitled to all remedies available at law or equity (to the extent of its damage) resulting from the failure to send notice.

(d) Seller (with each of Seller and Purchaser to bear one-half (1/2) of the expense) will provide audited financial statements for the year ending December 31, 2004 (as audited by Ellin & Tucker) not less than 15 days before Closing. Seller agrees to fully cooperate and use its reasonable efforts to facilitate (and shall cause any of its Affiliates and its independent accountants to cooperate and to undertake reasonable efforts to facilitate) Purchaser’s financing, including allowing Purchaser’s use of such financial statements in connection with Purchaser’s financing pursuant to the commitment previously provided to Seller.

Section 6.3 Expenses. Whether or not the Transactions contemplated hereby are consummated, except as otherwise provided in the Adjustment Sections or any other provision of this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the Party incurring such expenses. Notwithstanding the foregoing, Purchaser shall pay (i) all Transfer Taxes incurred in connection with this Agreement and the Transactions contemplated hereby as provided in Section 6.6(a); and (ii) all governmental filing fees incurred in connection with compliance with the HSR Act and the Communications Act. All such charges and expenses shall be promptly settled between the Parties at the Closing or upon termination or expiration of further proceedings under this Agreement, or with respect to such charges and expenses not determined as of such time, as soon thereafter as is reasonably practicable.

Section 6.4 Conduct Pending Closing. Prior to consummation of the Transactions contemplated hereby or the termination or expiration of this Agreement pursuant to its terms,

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unless Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, and except for actions (i) which are required by Law; (ii) are reasonably taken in connection with any emergency or other force majeure event; (iii) arise from or are related to any of the Excluded Assets or the Excluded Liabilities or are necessary for the anticipated transfer of the Membership Interests; or (iv) are otherwise contemplated by this Agreement or disclosed in Schedule 6.4; Seller shall cause the Company to:

(a) Operate and maintain the Facility in all material respects in accordance with the ordinary course of business consistent with past practices;

(b) Other than pursuant to the requirements of any existing Material Facility Contract, not sell, lease, transfer, or dispose of, or make any contract for the sale, lease, transfer or disposition of, any material assets or properties of the Company or any spare parts or other inventory, except sales, leases, transfers or dispositions in the ordinary course of business consistent with past practices;

(c) Not make any distributions in respect of, or issue any of, its membership interests or securities convertible into its membership interests, or repurchase, redeem, or otherwise acquire any such membership interests or make or propose to make any other change in its capitalization; provided, however, that on or before the Closing Date, Seller shall have the right to cause the Company to distribute to Seller and its Affiliates any or all of the cash and Excluded Assets held by the Company;

(d) Not take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of the Company’s business or operations;

(e) Not change its accounting policies or practices (including, without limitation, any change in depreciation or amortization policies), except as required under GAAP and disclosed in writing to Purchaser;

(f) Not enter into any employment agreement not terminable by the Company at will and without cost to the Company;

(g) Not create any employee benefit plan (within the meaning of Section 3(3) of ERISA) or any other employee benefit plan or program not subject to ERISA, except as required by Law;

(h) Not incur any debt (other than account payables arising in the ordinary course of business) or grant any Encumbrance on any assets of the Company, except (i) for Permitted Encumbrances; or (ii) to the extent required or evidenced by any existing Material Facility Contract;

(i) Maintain in force and effect the property and liability insurance policies related to the Facility;

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(j) Not take any action which would cause Seller’s representations and warranties set forth in Article 4 to be incorrect in any material respect as of the Closing;

(k) Not enter into any contract or agreement, or modify any contract or agreement, with any Governmental Authority having responsibility for Taxes;

(l) Not commit or agree to enter into (or modify) any contract or agreement specified in clause (k) of this Section;

(m) Not enter into, amend, terminate, waive any rights or defaults, or modify in any respect, and except as incident to the operation of the business and assets of the Company in the ordinary course, allow to lapse or expire, or fail to timely apply for renewal of any Material Facility Contract or any Permit;

(n) Other than the Generator Rotor Repairs, not incur any obligation to make capital expenditures in excess of $100,000, in the aggregate, except those that are paid prior to the Closing;

(o) Not amend or otherwise change its charter, bylaws, member control agreement or equivalent organizational documents; and

(p) Not acquire (including without limitation by merger, consolidation or acquisition of stock or assets) any interest in any other Person; and not incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any other Person, or make any loans or advances; or, except in the ordinary course of business consistent with past practice, enter into any transaction relating to the purchase of assets.

(q) (i) Exercise commercially reasonably efforts not to incur any obligation to accept delivery or pay for any Fuel Oil after the Closing Date and (ii) not incur any obligation to deliver, provide or make available any energy, capacity or ancillary services after the Closing Date (in each case based upon Seller’s good faith estimate as to the timing of the Closing Date).

(r) Exercise commercially reasonably efforts to have a total Fuel Inventory (measured to the extent in excess of 200,000 gallons below the load line) of not less than 1,500,000 and of not more than 4,500,000 gallons, as of the Closing Date (based upon Seller’s good faith estimate as to the timing of the Closing Date); provided that this clause (r) shall not require the Company to forego or diminish any opportunities to deliver, provide or make available any energy, capacity or ancillary services on or before the Closing Date.

provided, that nothing in this Section shall (i) obligate Seller to make or cause the Company to make expenditures other than in the ordinary course of business consistent with past practices or to otherwise suffer any material economic detriment; or (ii) preclude Seller, or the Company from instituting, participating in or completing any program designed to promote compliance or comply with Laws or other good business practices with respect to the Facility.

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Section 6.5 Regulatory Approvals.

(a) Subject to Section 6.2, as promptly as practicable but in no event later than fourteen (14) calendar days after the Effective Date, Seller and Purchaser shall each prepare and file an application with FERC for approval of the Transactions under Section 203 of the Federal Power Act. The Parties shall consult with each other as to the appropriate time of filing such application and shall agree in good faith upon the timing of such application, respond promptly to any requests for additional information made by FERC, and use their commercially reasonable efforts to cause any applicable waiting periods to terminate or expire at the earliest possible date after the date of the application.

(b) Subject to Section 6.2, as promptly as practicable but in no event later than fourteen (14) calendar days after the Effective Date, Seller and Purchaser shall file or cause to be filed with the Federal Trade Commission, the Department of Justice, and the FCC all notifications required to be filed under the HSR Act and the Communications Act, respectively, and the rules and regulations promulgated thereunder with respect to the Transactions contemplated hereby. The Parties shall consult with each other as to the appropriate time of filing such notifications and shall agree in good faith upon the timing of such filings, respond promptly to any requests for additional information made by either of such agencies, and use their commercially reasonable efforts to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

(c) [Intentionally Omitted.]

(d) Without limiting the generality of the Parties’ undertakings pursuant to Sections 6.5(a) and 6.5(b), the Parties shall:

(i) take promptly all commercially reasonable actions to resolve any concerns on the part of any Governmental Authority having jurisdiction under any applicable Law related to the Transactions, including without limitation entering into negotiations, providing information, making proposals and entering into and performing agreements; provided, however, that nothing in this Agreement shall require either of the Parties, their Affiliates, or the Company to dispose of or sell assets or properties, hold separate particular assets or categories of assets, or businesses, or agree to dispose of or hold separate one or more assets or properties or to take any other action (or refrain from taking any other action) that could reasonably be expected to have a Purchaser Material Adverse Effect or a Company Material Adverse Effect or a similar material adverse effect with respect to Seller or any Affiliate of Purchaser or Seller;

(ii) use commercially reasonable efforts (including taking the steps contemplated by Section 6.5(d)(i)) to prevent the entry in a judicial or administrative proceeding brought under any Law by any Governmental Authority or any other party for a permanent or preliminary injunction or other order that would make consummation of the Transactions contemplated by this Agreement unlawful or that would prevent or delay such consummation; and

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(iii) take promptly, in the event that an injunction or order of the type identified in Section 6.5(d)(ii) has been issued in such a proceeding, any and all commercially reasonable steps, including the appeal thereof, the posting of a bond or the steps contemplated by Section 6.5(d)(i), necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

(e) Subject to Section 6.2, from and after the Closing Date, Purchaser shall have the primary responsibility for securing the transfer, reissuance or procurement of the Permits to the extent required by Law. Before Closing, Purchaser will prepare (subject to Seller’s reasonable review and input) a notice of change of material facts for filing in the Company’s FERC EWG docket, and Seller will, and will cause Company to, cooperate with Purchaser in preparing and making the filing before Closing as requested by Purchaser. Promptly following the Closing, Purchaser shall make all required notice filings, including without limitation: (i) notice of consummation of the Transactions pursuant to Section 203 of the Federal Power Act, (ii) notice of change of material facts in FERC’s EWG docket and (iii) notice of change of upstream ownership in FERC’s Section 205 docket, each of which items (i) through (iii) shall be subject to Seller’s reasonable review and input.

Section 6.6 Tax Matters.

(a) All Transfer Taxes (if any) incurred in connection with this Agreement and the Transactions contemplated hereby (whether imposed on Seller, or Purchaser) shall be paid by Purchaser if and when due. Seller will file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and Purchaser will be entitled to review such returns in advance and such Tax Returns shall be subject to Purchaser’s approval (which shall not be unreasonably withheld or delayed). To the extent required by applicable Law, but subject to such review and approval (which shall not be unreasonably withheld or delayed), Seller or any of their Affiliates will join in the execution of any such Tax Returns or other documentation.

(b) With respect to Property Taxes:

(i) Purchaser shall prepare and timely file all Tax Returns required to be filed after the Closing with respect to the assets of the Company, if any, and shall duly and timely pay all such Taxes arising from the filing of such Tax Returns. Purchaser’s preparation of any such Tax Returns for the calendar year in which the Closing occurs shall be subject to Seller’s approval, which approval shall not be unreasonably withheld or delayed. Purchaser shall make such Tax Returns available for Seller’s review and approval (which approval shall not be unreasonably withheld or delayed) no later than fifteen (15) Business Days prior to the due date for filing such Tax Returns, it being understood that Seller’s failure to approve any such Tax Returns shall not limit Purchaser’s obligation to timely file such Tax Returns and duly and timely pay all Taxes due as a result of filing such Tax Returns.

(ii) Seller shall prepare and timely file all Tax Returns required to be filed prior to the Closing with respect to the assets of the Company, if any, and shall duly and timely pay (if prior to Closing) all such Taxes arising from the filing of the Tax Returns. Seller’s

Purchase and Sale Agreement

preparation of any such Tax Return shall be subject to Purchaser’s approval, which approval shall not be unreasonably withheld or delayed. Seller shall make such Tax Returns available for Purchaser’s review and approval (which approval shall not be unreasonably withheld or delayed) no later than fifteen (15) Business Days prior to the due date for filing such Tax Returns, it being understood that Purchaser’s failure to approve any such Tax Returns shall not limit Seller’s obligation to timely file such Tax Returns and duly and timely pay all Taxes due as a result of filing such returns.

(iii) The Property Taxes assessed on the assets of the Company for the applicable taxable year in which the Closing occurs shall be allocated to the portion of such applicable taxable year ending on the Closing Date based upon the ratio of the number of days in such applicable taxable year through the Closing Date over the total number of days in such applicable taxable year times the amount of Property Taxes paid by the Company for such applicable tax year.

(iv) Within 60 days following the date that Company or Purchaser pays the last of the Property Taxes assessed on the assets of the Company for the taxable year in which the Closing occurs, Purchaser will send a statement to Seller showing (A) the total amount of such Property Taxes paid for the taxable year, (B) the amount of such Property Taxes allocated to the portion of the taxable year ending on the Closing Date as provided in Section 6.6(b)(iii) above (the “Actual Pre-Closing Period Taxes”) and (C) the amount of Taxes payable included as current liabilities of the Company in the Closing Balance Sheet, as adjusted by the Post Closing Statement, taken into account in the adjustment of the Purchase Price (the “Estimated Pre-Closing Period Taxes”). Seller will pay to Purchaser the excess, if any, of the Actual Pre-Closing Period Taxes over the Estimated Pre-Closing Period Taxes. Purchaser will pay to Seller the excess, if any, of the Estimated Pre-Closing Period Taxes over the Actual Pre-Closing Period Taxes.

(c) Seller shall prepare and file or cause to be prepared and filed all Tax Returns (other than Tax Returns to which Section 6.6(b) applies) for the Company for any taxable period ending on or prior to the Closing Date. Any income, deductions, losses, or credits with respect to the operations of the Company for the taxable period (or portion thereof) ending on the Closing Date shall be reported on the consolidated or combined income tax return that includes TECO Wholesale Generation, Inc., for such period.

(d) Purchaser and Seller shall provide the other Party with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Each Party will retain all of its Tax Returns, schedules, work papers, and all other material records until the expiration of the statute of limitations of the subject Tax period. Any information obtained pursuant to this Section 6.6 or pursuant to any other Section hereof providing for the sharing of information relating to or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties hereto in accordance with Section 6.9.

Purchase and Sale Agreement

(e) After the Closing Date, in the case of any audit, examination, or other proceeding with respect to Taxes (“Tax Proceeding”) relating to a Tax period ending on or before the Closing Date, either Party receiving any notice related to Taxes related to the Company shall inform the other Party within ten (10) days of the receipt of such notice. If a proceeding ensues related to Taxes for which Seller would be obligated under this Agreement, Seller, at Seller’s expense, will have the opportunity to control the conduct of such Tax Proceedings. Purchaser shall execute or cause to be executed powers of attorney or other documents necessary to enable Seller to take all actions reasonably desired by Seller with respect to such Tax Proceeding. Seller shall have the right to control, in its sole discretion, any such Tax Proceedings, including selection of counsel and selection of a forum for such contest, and to initiate any claim for refund, file any amended return, or take any other action which it deems appropriate with respect to such Taxes; provided however, that Seller may not settle any Tax Proceeding without Purchaser’s written consent (which consent shall not be unreasonably withheld or delayed) if such settlement is reasonably expected to adversely affect the Company or Purchaser following the Closing Date. Purchaser shall not enter into any agreement with the relevant Governmental Authority pertaining to Taxes for which Seller would be obligated under this Agreement without the written consent of Seller; provided, however, that Purchaser may, without the written consent of Seller, enter into such an agreement, provided that Purchaser shall have agreed in writing to accept responsibility and liability for the payment of such Taxes and to forego any indemnification under this Agreement with respect to such Taxes. In the event of any conflict between the provisions of this Section 6.6(e) and any other provision of this Agreement, the provisions of this Section 6.6(e) shall control.

(f) Any refund of Taxes actually paid with respect to Taxes attributable to the Company shall be promptly paid as follows (or to the extent payable but not paid due to offset against other Taxes shall be promptly paid by the Party receiving the benefit of the offset as follows): (i) to Seller if attributable to Taxes with respect to any Tax year ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 6.6(b) or (c), as applicable) to the portion of such period beginning before and ending on the Closing Date); provided, however, that, if any such refund, or the right to receive such refund, of Taxes previously resulted in an increase to the Purchase Price paid to Seller under this Agreement, such refund shall not, when such refund is paid or utilized to offset other Taxes, result in a duplicate payment to Seller pursuant to this Section 6.6(f)(i); and (ii) to Purchaser if attributable to Taxes with respect to any Tax year beginning after the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 6.6(b) or (c), as applicable), to the portion of such period beginning after the Closing Date.

(g) Any Tax Return which includes or is based on the operations, ownership, assets, or activities of the Company for the periods before Closing shall be prepared in accordance with past Tax accounting practices used by the Company or Seller with respect to the Tax Returns in question (unless such past practices are no longer permissible under applicable Tax law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under applicable Tax law), in accordance with reasonable Tax accounting practices selected by the Party responsible for filing such Tax Return hereunder with the consent, not to be unreasonably withheld or delayed, of the other Party.

Purchase and Sale Agreement

(h) In the event that a dispute arises between Seller and Purchaser as to the amount of any Taxes under this Section 6.6, the Parties shall attempt in good faith to resolve such dispute, and any amount so agreed upon shall be paid to the appropriate Party. If such dispute is not resolved within thirty (30) days after initially arising, the Parties shall submit the dispute to the Independent Accounting Firm for resolution which resolution shall be final, conclusive and binding on the Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by Seller and Purchaser. Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within ten (10) days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.

Section 6.7 Risk of Loss.

(a) Between the date hereof and the Closing Date, all risk of loss or damage to the assets and properties of the Company, including the Facility, shall be borne by Seller. As of the Closing Date, all risk of loss or damage to the assets and properties of the Company, including the Facility, shall be borne by Purchaser.

(b) If, before the Closing Date, all or any portion of the Facility becomes subject to any condemnation or eminent domain proceeding, Seller shall notify Purchaser promptly in writing of such fact. As soon as practicable following the filing of such condemnation or eminent domain proceeding, Seller will provide to Purchaser a detailed written estimate from an independent third party appraiser mutually acceptable to Seller and Purchaser (the “Condemnation Estimate”) setting forth the estimated amount of the reduction in the fair market value of the Facility resulting from such condemnation. If the Condemnation Estimate is equal to or less than fifteen percent (15%) of the Purchase Price, Purchaser may, at its option: (i) require Seller to agree to assign to Purchaser at the Closing the proceeds of any claim or settlement related to such proceeding to which Seller or any Affiliate of Seller (other than the Company) may be entitled (and Seller shall exercise commercially reasonable efforts in pursuit of such settlement or claim and Purchaser and the Company will provide reasonable cooperation with such efforts), or (ii) reduce the Purchase Price by an amount equal to the Condemnation Estimate and require Company to affirmatively disclaim any interest in any claim, settlement, or proceeds thereof related to the proceeding that Company may have (provided that Purchaser and the Company shall provide reasonable cooperation with Seller’s efforts to pursue such claim or settlement), and in each such event the Parties shall proceed to Closing. Any failure of a condition to Closing related to any such proceeding of which Seller shall have so notified Purchaser shall be deemed not to exist, provided that Purchaser exercises its election pursuant to the preceding sentence within a reasonable period of time. If the Condemnation Estimate is greater than fifteen percent (15%) of the Purchase Price, then Purchaser may elect, within fifteen (15) days of written notice of such proceeding, either to (x) require Seller upon the Closing to assign to Purchaser any claim, settlement, or proceeds thereof related to such proceeding to which Seller or any Affiliate of Seller (other than the Company) may be entitled and proceed with the Transactions contemplated by this Agreement; or (y) terminate this Agreement.

Purchase and Sale Agreement

(c) If, before the Closing Date, all or any portion of the Facility is damaged or destroyed (the “Damaged Portion”) (whether by fire, theft, vandalism or other casualty, each a “Casualty”) in whole or in part, Seller shall notify Purchaser promptly in writing of such fact. As soon as practicable following the Casualty, Seller will provide to Purchaser a detailed written estimate from an independent third party appraiser mutually acceptable to Seller and Purchaser setting forth the estimate amount required to repair, replace or restore the Damaged Portion together with the estimated loss of profits and all costs and expenses associated with the Casualty (as mutually agreed by Purchaser and Seller, the “Casualty Estimate”). If the Casualty Estimate is equal to or less than fifteen percent (15%) of the Purchase Price, Purchaser may, at its option: (i) require Seller to agree to assign to Purchaser at the Closing the proceeds of any insurance claim or settlement related to such Casualty to which Seller or any Affiliate of Seller (other than the Company) may be entitled (and Seller shall exercise commercially reasonable efforts in pursuit of such settlement or claim and Purchaser and the Company will provide reasonable cooperation with such efforts), or (ii) reduce the Purchase Price by an amount equal to the Casualty Estimate and require Company to affirmatively disclaim any interest in any insurance claim or settlement, or proceeds thereof, related to the proceeding that Company may have (provided that Purchaser and the Company shall provide reasonable cooperation with Seller’s efforts to pursue such claim or settlement), and in each such event, the Parties shall proceed to Closing. Any failure of a condition to Closing related to any such proceeding of which Seller shall have so notified Purchaser shall be deemed not to exist, provided that Purchaser exercises its election pursuant to the preceding sentence within a reasonable period of time. If the Casualty Estimate is greater than fifteen percent (15%) of the Purchase Price, then Purchaser may elect, within fifteen (15) days of written notice of such proceeding, either to (x) require Seller upon the Closing to assign to Purchaser any claim, settlement, or proceeds thereof related to such proceeding to which Seller or any Affiliate of Seller (other than the Company) may be entitled and proceed with the Transactions contemplated by this Agreement; or (y) terminate this Agreement.

Section 6.8 Insurance. Purchaser acknowledges and agrees that, effective upon the Closing, the Facility Insurance Policies shall be terminated or modified to exclude coverage of the Company and the Facility by Seller, and, as a result, Purchaser shall be obligated at or before Closing to obtain at its sole cost and expense replacement insurance, including insurance required by any third party to be maintained by or for the benefit of the Company. Purchaser further acknowledges and agrees that it may need to provide to certain Governmental Authorities and third parties evidence of such replacement or substitute insurance coverage for the continued operations of the business of the Company following the Closing. Neither Seller nor Company will release (or take any action that would release) any insurer for any liability or loss that is or could reasonably likely be the subject of a claim under any such insurance on or before the Closing Date. Except as otherwise provided in Section 6.7 hereof, Seller shall assign, or shall cause its Affiliates to assign, to the Company all proceeds from any unpaid claims made or entitled to be made under the Facility Insurance Policies for damages or liabilities that have occurred before the Closing Date, and will use its commercially reasonable efforts in the pursuit of any such claims and collection of any proceeds related thereto.

Purchase and Sale Agreement

Section 6.9 Announcements; Confidentiality.

(a) Except as provided below, the Parties acknowledge that from and until the date that is two (2) years after the Effective Date, no press release or other public announcement, or public statement or comment in response to any inquiry, relating to the Transactions contemplated by this Agreement shall be issued or made by Purchaser or Seller, or their respective Affiliates, without the joint written approval of both Purchaser and Seller. At least two (2) Business Days before the Effective Date, each Party will submit to the other a draft of its press release. If the Party receiving a press release does not object in writing before the Closing, the press release will be deemed approved. Each Party will cooperate with the other in drafting acceptable press releases, and neither party will unreasonably withhold its consent to the other Party’s press release. Notwithstanding the above, a press release or other public announcement, regulatory filing, statement or comment made without such joint approval shall not be in violation of this Section 6.9 if it is made in order for the disclosing Party or any of its Affiliates to comply with applicable Laws or stock exchange policies and regulations, as determined in the reasonable judgment of the Party making such release or announcement and based upon advice of counsel; and provided, further, that in all instances prompt written notice from one Party to the other shall be given with respect to any such release, announcement, statement or comment.

(b) Until Closing, and unless previously approved in writing by the other Party, each Party shall keep confidential all information (whether in oral or written form, electronically stored or otherwise) (i) obtained from or on behalf of the other Party either before or after the date of this Agreement; (ii) related to Purchaser’s proposed purchase of the Membership Interests, Seller’s proposed sale of the Membership Interests, the contents of this Agreement and the Ancillary Agreements, or the negotiation of this Agreement and the Ancillary Agreements; or (iii) related in any way whatsoever to this Agreement or the Ancillary Agreements.

(c) Until the date that is two (2) years after Closing, Seller will keep (and will cause its Affiliates to keep) confidential all information (whether in oral or written form, electronically stored or otherwise) related to Purchaser or related to the Company or the business or the assets of the Company that is not generally known to the public, specifically including any and all information designated or treated as confidential by Seller in connection with the sales process.

(d) The information described in paragraphs (b) and (c) is referred to as “Confidential Information”. Notwithstanding the above, a Party may disclose the Confidential Information to its management group, professional advisors (including without limitation lenders and prospective financing sources), employees, agents, or representatives who need to know such Confidential Information to evaluate the Transactions contemplated hereby, are informed of its confidential nature, and agree to abide by this Section 6.9. If a Party is compelled to disclose Confidential Information by judicial or administrative process or by any other requirements of Law, or disclosure is reasonably necessary to obtain the approval of any Governmental Authority or third party necessary to consummate the Transactions contemplated hereby, the Party will provide the other Party with prompt written notice of any such request or requirement and assist the other Party, at the other Party’s expense, in obtaining a appropriate protective order or other appropriate remedy or waive compliance with this Section 6.9; provided, however, whether or

Purchase and Sale Agreement

not such order or other remedy is obtained, the Party requested or required to disclose Confidential Information shall disclose only that portion of the Confidential Information that it is advised by counsel that it is legally required to so disclose, and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information. Upon any termination of this Agreement pursuant to Article 10 hereof and upon the written request of a Party, the other Party shall return or destroy promptly, at the request and option of the Party, all originals and copies of written or recorded information provided to such Party by or on behalf of the other Party and no such information shall be used by such Party, or its employees, agents or representatives, in the business or operations of any Person. Notwithstanding the foregoing, (i) each Party’s obligations under this Section 6.9 shall not apply to any information or document insofar as it becomes available to the public other than as a result of a disclosure by the other Party in violation of this Agreement or other obligation of confidentiality under which such information may be held or becomes available to the Party on a non-confidential basis from a source other than the other Party or its officers, directors, employees, representatives or agents, and (ii) except as may be required by Law, the Parties shall seek appropriate protective orders or confidential treatment for the Schedules to this Agreement in connection with any filing with or disclosure to any Governmental Authority.

(e) The Confidentiality Agreement (to the extent that it relates to the Facility) shall be superseded by this Agreement effective as of the Effective Date and the Parties’ obligations under this Section 6.9 shall survive the Closing, or termination of this Agreement, if Closing does not occur, for a period of two (2) years. The Parties will cause their Affiliates that are party to the Confidentiality Agreement to amend it to effect the provisions of the first sentence of this paragraph (e). Effective as of Closing, Seller hereby assigns to Purchaser (or will cause its Affiliates to assign to Purchaser at Closing, if applicable) the benefit of all confidentiality agreements that it has obtained in connection with the proposed sale of the Company.

Section 6.10 Post Closing – Further Assurances. At any time or from time to time after the Closing, each Party shall, upon the reasonable request of the other Party, execute and deliver any further instruments or documents, and exercise commercially reasonable efforts to take such further actions as may reasonably be required, to fulfill and implement the terms of this Agreement or realize the benefits intended to be afforded hereby.

Section 6.11 Post Closing – Information and Records.

(a) For a period of seven (7) years after the Closing (or, if requested in writing by a Party within seven (7) years after the Closing, until the closing of the examination of Seller’s federal income Tax Returns for all periods prior to and including the Closing or until conclusion of any ongoing inquiry by any Governmental Authority) neither Party will dispose of any books, records, documents or information reasonably relating to the Company before the Closing Date without first giving notice to the other Party thereof and permitting that Party to retain or copy such books and records as it may select. During such period, each Party will (i) permit the other to examine and make copies, at the requesting Party’s expense, during normal business hours and upon reasonable notice, of such books, records, documents and information for any reasonable purpose, including any litigation or other proceeding now

Purchase and Sale Agreement

pending or hereafter commenced against that Party, or the preparation of income or other Tax Returns; provided, however, that all such examinations shall occur and all such access shall be provided at times and places reasonably set by the responding Party, and in no event shall Seller interfere with Purchaser’s operation of the Facility or the conduct of its business.

(b) During such seven (7) year time period, Purchaser will provide to Seller, at Seller’s expense, copies of such books, records, documents and information reasonably relating to the Company delivered to it by Seller or any of its Affiliates for any reasonable purpose, including any litigation or other proceeding now pending or hereafter commenced against Seller or any of its Affiliates by any person (including Purchaser). Seller will provide reasonable notice to Purchaser of its need to access such books, records, documents or other information.

(c) If privileged and/or attorney work product documents or information, including communications between Seller and its counsel, are disclosed to Purchaser in the books, records, documents or other information delivered by Seller, Purchaser agrees (i) such disclosure is inadvertent; (ii) such disclosure will not constitute a waiver, in whole or in part, of any privilege or work product; (iii) such information will constitute confidential information subject to the provisions of Section 6.9; and (iv) it will promptly return to Seller all copies of such books, records, documents or other information in the possession of Purchaser or its Affiliates, agents, employees or representatives (including without limitation lenders and financial advisors).

(d) At Closing, Seller shall (A) deliver to Purchaser or cause to be present at the Facility originals of all finance and accounting logs and records (other than any finance and accounting books, logs and records that are not closed prior to Closing), all material limited liability company record books, copies of all Permits and all finance, accounting and operational logs and records (including working policies and procedures, operating manuals, past reports, environmental compliance policies, procedures, reporting templates and historical data and health and safety policies and practices) of the Company and of the Seller and its Affiliates, including the Facility Operator, to the extent relating solely or primarily to the Facility or the Company and (B) transfer to the Company or Purchaser all information, data and records associated with the foregoing matters. Within a reasonable period (not to exceed fifteen (15) business days) after the Closing Date, (A) Seller shall deliver to Purchaser all originals of any other books, logs, records, documents and data (in written or electronic form) of the Company, the Sellers, and the Facility Operator to the extent relating solely or primarily to the Company or the Facility and not delivered pursuant to the preceding sentence, as well as copies of all books, logs, records, documents and data (in written or electronic form) of the Seller and its Affiliates, including the Facility Operator, that relate to the Company or the Facility and do not relate solely to the Seller or such Affiliate (such information not relating to the Company or the Facility may be redacted), as applicable, and (B) within a reasonable period of time after the Closing Date (but not to exceed 30 days), Seller shall cause the transfer to the Company or Purchaser of all information, data and records associated with the matters described in the preceding sentence.

Section 6.12 Use of TECO Marks. TECO Marks will appear on some of the assets of the Company, including on signage at the Facility, and on supplies, materials, stationery,

Purchase and Sale Agreement

brochures, advertising materials, manuals and similar consumable items of the Company. Purchaser acknowledges and agrees that it has and, upon consummation of the Transactions contemplated hereby shall have, no right, title, interest, license, or any other right whatsoever to use the TECO Marks; provided, however, that Purchaser shall be authorized to continue to use for internal purposes only and not for public use, materials bearing such TECO Marks (including manuals) used by Seller prior to Closing for up to six (6) months following the Closing. Notwithstanding the foregoing, use of the TECO Marks shall remain under the control of Seller. Subject to the terms of the preceding sentence, Purchaser shall, (i) within thirty (30) days after the Closing Date, remove, cover or conceal the TECO Marks from the assets of the Company, including signage at the Facility, and provide written verification thereof to Seller promptly after completing such removal and (ii) within thirty (30) days after the Closing Date, return or destroy (with proof of destruction) all other assets of the Company that contain any TECO Marks that are not removed, covered or concealed. Purchaser agrees never to challenge Seller’s (or its Affiliates’) ownership of the TECO Marks or any application for registration thereof or any registration thereof or any rights of Seller its Affiliates therein as a result, directly or indirectly, of its ownership of the Company. Purchaser will not conduct any business nor offer any goods or services under any TECO Marks. Purchaser will not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any TECO Marks or otherwise operate the Company in any manner which would or might reasonably be expected to confuse any Person into believing that Purchaser has any right, title, interest or license to use any TECO Marks.

Section 6.13 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement or any of the Ancillary Agreements, the Transactions contemplated by this Agreement exclude, and prior to the Closing Date, Seller shall cause the Company to transfer to Seller or any of their Affiliates (other than the Company), unless otherwise agreed to in writing by Purchaser, the following (the “Excluded Assets”):

(a) any and all of the Seller’s, Company’s, or their respective Affiliates’ rights arising under the Facility Operations Agreement or the TECO EnergySource Agreement shall be Excluded Assets;

(b) except to the extent proceeds therefrom are assigned to Purchaser pursuant to Section 6.7 hereof, and except for the Company’s rights with respect to unpaid claims made or entitled to be made under the Facility Insurance Policies for damages or liabilities that have occurred before the Closing Date, all Facility Insurance Policies and all rights thereunder (and any current assets related to prepaid insurance will be removed from working capital in adjusting the Purchase Price under Sections 3.3 and 3.4); and

(c) the TECO Marks;

(d) any and all cash held by the Company (other than petty cash maintained at the Facility, which petty cash shall be factored into the calculation of Adjusted Net Working Capital);

(e) any Late Accounts; and

Purchase and Sale Agreement

(f) any rights of Seller or any Affiliate of Seller with respect to any Intercompany Arrangements.

Seller’s representations and warranties in Article 4 shall not apply to any of the Excluded Assets described in clauses (a) through (f) of the preceding sentence except to the extent such representations regarding Excluded Assets relate to liabilities of the Company (regardless of any indemnity by Seller), or relate to assets that are not Excluded Assets. By way of illustration (and not limitation), since after Closing the Company will retain certain rights to receive payment for claims made or accrued prior to Closing under Facility Insurance Policies, all representations and warranties in Article 4 (including without limitation Section 4.20) shall apply to Facility Insurance Policies to the extent relevant to the Purchaser’s or Company’s retained rights therein. Notwithstanding the above and for the avoidance of doubt, the representations in Sections 4.1 through 4.4 shall apply without exception. Seller shall cause the Facility Operations Agreement and the TECO EnergySource Agreement to be terminated prior to or concurrently with the Closing pursuant to Section 8.11(g) below.

Section 6.14 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement or any of the Ancillary Agreements, the Transactions contemplated by this Agreement exclude, and prior to the Closing Date Seller shall cause the Company to transfer to Seller or any of its Affiliates (other than the Company) the following (the “Excluded Liabilities”):

(a) any liabilities or obligations of the Company in respect of any Excluded Asset;

(b) any liabilities or obligations of the Company in respect of any Taxes payable by Seller pursuant to Section 6.6 and any liability of the Company under Treas. Reg. §1.1-502 (or any similar provision of state or local law) or otherwise for Tax obligations of Seller or any of its Affiliates, except to the extent of any amounts included as current liabilities of the Company and taken into account in the adjustment of the Purchase Price;

(c) other than liabilities and obligations under this Agreement or the Ancillary Agreements, any and all liabilities or obligations of the Company to Seller or any of Seller’s Affiliates, or to any of Company’s, Seller’s or Seller’s Affiliates’ officers, directors, or managers arising in connection with any Intercompany Arrangements, including, without limitation, any and all liabilities or obligations arising from any indemnity obligations in the Company’s governing documents or indemnity agreements, whether or not known to Seller or disclosed to Purchaser;

(d) any liabilities or obligations of the Company under ERISA arising as a result of the Company being an ERISA Affiliate of Seller; and

(e) costs and expenses incurred by the Company pursuant to the Generator Rotor Repair Contracts in connection with the Generator Rotor Repairs in accordance with Section 6.17 below.

Purchase and Sale Agreement

Seller’s representations and warranties in Article 4 shall not apply to any of the Excluded Liabilities described in clauses (a) through (e) of the preceding sentence except to the extent such representations regarding Excluded Liabilities relate to liabilities of the Company (regardless of any indemnity by Seller) that are not Excluded Liabilities. Notwithstanding the above and for the avoidance of doubt, the representations in Sections 4.1 through 4.4 shall apply without exception.

Section 6.15 Employee Matters. Purchaser (or an Affiliate of Purchaser) may interview and may offer employment that would commence not earlier than the date of termination of the Facility Operating Agreement to any employee of the Facility Operator, on such terms and conditions as Purchaser (or its Affiliate) may reasonably determine, but except as provided below, Purchaser shall not be obligated to do so pursuant to this Agreement (any employee of the Facility Operator who accepts Purchaser’s or its Affiliate’s offer of employment is referred to herein as a “Transferred Employee”). Offers of employment to the Transferred Employees will include salary or wages at least equal to the salary and wages currently paid to those employees by the Facility Operator. All offers of employment will include benefits comparable to the benefits provided to similarly situated employees of Affiliates of Purchaser. Purchaser (or its Affiliate, if applicable) will waive or cause to be waived all pre-existing coverage exclusions or limitations otherwise applicable under such plans to such Transferred Employees (and their eligible dependents) effective as of such hire date, to the extent allowed by such plans. Seller hereby agrees that effective as of the Closing Date, Seller shall cause its applicable Affiliate(s) to terminate the employment of each of the employees to whom Purchaser offers employment under the terms of this Agreement, and that for a period of one year from the Effective Date, neither Seller nor any of Seller’s Affiliates will directly or indirectly recruit, solicit or otherwise induce or attempt to induce any such employee to make themselves unavailable for employment by Purchaser or its Affiliate or otherwise employ or seek to employ any such employee. If Purchaser has not hired (or does not have agreements to hire as of Closing) those employees that currently operate the Facility and that it deems necessary to operate the Facility from and after the Closing, then Purchaser and Seller will enter into a mutually acceptable transition agreement under which Seller (or its Affiliates) will provide operating services at the actual cost to Seller or its Affiliates (compensation of operating personnel plus the cost of benefits, administrative costs and the like) for a period of not less than six months.

Section 6.16 Additional Covenants of Purchaser. Purchaser hereby agrees with and covenants to Seller that prior to consummation of the Transactions contemplated hereby or the termination or expiration of this Agreement pursuant to its terms, unless Seller otherwise consents in writing, Purchaser shall not take any action which would cause any of Purchaser’s representations and warranties set forth in Article 5 to be materially false as of the Closing.

Purchase and Sale Agreement

Section 6.17 Generator Rotor Repairs. Seller agrees to use commercially reasonable efforts to complete the Generator Rotor Repairs prior to Closing. The Generator Rotor Repairs shall continue to be made pursuant to the terms of the Generator Rotor Repair Contracts with all approved payments to the Generator Rotor Contractors required pursuant to the Generator Rotor Repair Contracts to continue to be borne by Seller. To the extent that such Generator Rotor Repairs are not completed prior to Closing, following Closing Purchaser shall continue to work with the Generator Rotor Contractors to complete the Generator Rotor Repairs and shall be authorized, subject to the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed), to take all appropriate actions and make all decisions regarding the Generator Rotor Repairs using reasonable commercial standards. Seller shall bear the cost of all charges of the Generator Rotor Contractors under the Generator Rotor Repair Contracts and as approved by Seller hereunder and shall indemnify Purchaser for any and all of such amounts. Notwithstanding any of the foregoing, following the Closing Purchaser shall have the right to make any decision or take any action with respect to the Generator Rotor Repairs in its sole discretion; provided however, Seller shall have no liability hereunder with respect to any costs or charges incurred in connection with any actions or decisions by Purchaser or its Affiliates not expressly consented to in writing (which consent may only be withheld or delayed in good faith) by Seller hereunder.

Section 6.18 Financing Efforts. Purchaser hereby agrees to exercise its commercially reasonable efforts to obtain and have available for Closing acquisition financing on substantially the terms described in the financing commitment identified in Section 8.12 hereof and in the fee letter provided to Purchaser in connection with such financing commitment or on other commercially reasonable terms not worse, taken as a whole, to Purchaser than those terms contained in the financing commitment provided to Seller and identified in Section 8.12 hereof (collectively, the “Financing Arrangement”); provided, however, that to the extent any “market flex” provision applicable to such Financing Arrangement results in an increase in interest rates and/or fees that has the effect of increasing the net overall yield by greater than two percent (2%) per annum, such financing shall not be deemed to be on substantially such terms as the Financing Arrangement contemplated hereby; and provided further, that this Section 6.18 shall in no way affect or modify the Parties’ respective termination rights under Section 10.1.

ARTICLE 7

INDEMNIFICATION

Section 7.1 Exclusive Remedy. Except as provided in Sections 3.2(a), and 6.6(g), and except for intentional fraud, Seller and Purchaser acknowledge that the indemnification provisions set forth in this Article 7 shall be the exclusive remedy of both Seller Group and Purchaser Group for any money damages arising out of or in connection with this Agreement and the Transactions contemplated hereby, and such indemnification provisions are exclusive and in lieu of any and all other rights and remedies for money damages which Seller and Seller Group on the one hand, and Purchaser and Purchaser Group on the other hand, may have under this Agreement or under applicable Law, whether at common law or in equity. Except as provided in Section 7.3(b), notwithstanding anything to the contrary herein, nothing in this

Purchase and Sale Agreement

Agreement shall restrict any Party from seeking an injunction or other equitable relief, including without limitation requiring payment of the Final Adjusted Purchase Price or the transfer of the Membership Interests. No Party shall be entitled to duplicative recovery to the extent that a purchase price adjustment has been made previously with respect thereto.

Section 7.2 Indemnification by Seller.

(a) Purchaser Claims. Seller will indemnify, defend and hold harmless Purchaser and its respective parents and Affiliates, and each of their officers and directors, and successors and assigns (collectively, the “Purchaser Group”), from and against any and all demands, suits, penalties, obligations, damages, claims, losses, liabilities, payments, costs and expenses (“Losses”), that are incurred by or awarded against any member of Purchaser Group, including reasonable legal, accounting, and other expenses in connection therewith, which arise out of, are in connection with, or relate to, the following (collectively, “Purchaser Claims”):

(i) any breach or violation of any covenant, obligation, or agreement of Seller set forth in this Agreement;

(ii) any breach or inaccuracy of the representations or warranties made by Seller in Article 4 of this Agreement;

(iii) if the Closing occurs, the ownership, operation, or use of the Excluded Assets (arising before or after the Closing Date), except to the extent retained by Purchaser or the Company after the Closing Date in contravention of this Agreement by Purchaser; or

(iv) if the Closing occurs, the failure of Seller or its Affiliates to pay, discharge, or perform any of the Excluded Liabilities as and when due (arising before or after the Closing Date).

(b) Limitations on Liability of Seller. Seller Group shall not be liable for any punitive, incidental, indirect, special, or consequential damages resulting from or arising out of any Purchaser Claims, including damages for lost revenues, income, profits, or any other damage or loss resulting from the disruption to or loss of operation of the Facility, except to the extent Purchaser Group suffers such damages to a third party not affiliated with Purchaser or Purchaser’s Guarantors in connection with a Third Party Claim. The aggregate cumulative Losses for which Seller Group shall be liable under Section 7.2(a)(i) and Section 7.2(a)(ii) for all claims thereunder shall be limited to twenty-five percent (25%) of the Adjusted Purchase Price, except only for: (i) Indemnifiable Claims arising under Sections 4.1, 4.2, 4.3, and 4.4, in which case the aggregate cumulative Losses for which Seller Group shall be liable for such Indemnifiable Claims shall be limited to one hundred percent (100%) of the Adjusted Purchase Price, in each case taking into account cumulative amounts paid on all other claims (provided that except as limited by the last sentence of this Section 7.2(b) Losses arising under the Sections listed above will not be taken into account in limiting liability resulting from breach of the Sections not listed); and (ii) the aggregate cumulative Losses for which Seller Group shall be liable for Indemnifiable Claims under Section 7.2(a)(i) and 7.2(a)(ii) if Closing does not occur

Purchase and Sale Agreement

shall be limited to fifteen percent (15%) of the Adjusted Purchase Price. Seller’s obligation to indemnify Purchaser Group under Section 7.2(a)(i) shall terminate on (i) with respect to breaches of covenants, obligations or agreements that are to be performed on or before the Closing Date, the date that is one (i) year from the Closing Date, (ii) with respect to breaches of Section 6.10, the date that is three (3) years from the Closing Date, and (iii) with respect to breaches of any other covenants, obligations or agreements, the date that is one year following the date of such breach. Seller’s obligation to indemnify Purchaser under Section 7.2(a)(ii) with respect to any Seller representation or warranty shall terminate upon expiration of such representation warranty hereunder pursuant to Section 11.15 below. To the extent that any Indemnifiable Claims arising under Sections 7.2(a)(iii) or 7.2(a)(iv) are also Indemnifiable Claims under Sections 7.2(a)(i) or 7.2(a)(ii), Purchaser Group shall be entitled to pursue either claim. In no event shall Seller Group’s total aggregate liability arising under Section 7.2(a)(i) and Section 7.2(a)(ii) exceed one hundred percent (100%) of the Adjusted Purchase Price.

Section 7.3 Indemnification by Purchaser.

(a) Seller Claims. Purchaser will indemnify, defend and hold harmless Seller, its respective parents and Affiliates, and each of its officers and directors, and successors and assigns (collectively, the “Seller Group”), from and against any and all Losses, that are incurred by or awarded against any member of Seller Group, including reasonable legal, accounting, and other expenses in connection therewith, which arise out of, are in connection with, or relate to, the following (collectively, “Seller Claims”):

(i) any breach or violation of any covenant, obligation, or agreement of Purchaser set forth in this Agreement;

(ii) any breach or inaccuracy of any of the representations or warranties made by Purchaser in Article 5 of this Agreement; or

(iii) if the Closing occurs and excluding matters for which Seller is obligated to indemnify Purchaser under Section 7.2, the business of the Company, the design, construction, ownership, operation or use of any of the assets of the Company, including the Facility (but excluding the Excluded Assets, except to the extent retained by the Company or Purchaser in contravention of this Agreement by Purchaser), the failure to pay, perform or discharge any liabilities or obligations of the Company (but excluding the Excluded Liabilities) or any other matter relating to or arising out of the business of the Company, the design, construction, ownership, operation or use of any of the assets of the Company, including the Facility (but excluding the Excluded Assets), in each case whether relating to periods of time prior to or after the Closing Date.

Purchaser acknowledges that the Losses described in Section 7.3(a)(iii) shall be retained by the Company and transferred with the transfer of the Membership Interests, and shall continue to be the responsibility of the Company and Purchaser.

(b) Limitations on Liability of Purchaser. Purchaser Group shall not be liable for any punitive, incidental, indirect, special, or consequential damages resulting from or

Purchase and Sale Agreement

arising out of any Seller Claims, including damages for lost revenues, income, profits, or any other damage or loss resulting from the disruption to or loss of operation of the Facility, except to the extent Seller Group suffers such damages to a third party not affiliated with Seller or Seller’s Guarantor in connection with a Third Party Claim. The aggregate cumulative Losses for which Purchaser Group shall be liable under Section 7.3(a)(i) and Section 7.3(a)(ii) for all claims thereunder shall be limited to twenty-five percent (25%) of the Adjusted Purchase Price, except only for: (i) Indemnifiable Claims arising under Sections 5.1 and 5.2, in which case such liability shall be limited to one hundred percent (100%) of the Adjusted Purchase Price, in each case taking into account cumulative amounts paid on all other claims (provided that except as limited by the last sentence of this Section 7.3(b) Losses arising under the Sections listed above will not be taken into account in limiting liability resulting from breach of the sections not listed); and (ii) except for any Seller Claims made in connection with Purchaser’s breach of its obligation to close, in which case Seller’s sole remedy will be to terminate this Agreement and retain the Deposit Funds pursuant to Section 3.2(a)(i). In no event shall Purchaser Group’s total aggregate liability arising under Section 7.3(a)(i) and Section 7.3(a)(ii) exceed one hundred percent (100%) of the Adjusted Purchase Price.

Section 7.4 Notice of Claim. Subject to the terms of this Agreement and upon a receipt of notice of the assertion of a claim or of the commencement of any suit, action or proceeding that is a Third Party Claim against any member of Purchaser Group or Seller Group entitled to indemnification under Section 7.2 or Section 7.3, respectively, such Person entitled to indemnification hereunder (the “Indemnitee”) will promptly notify the Party against whom indemnification is sought (the “Indemnitor”) in writing of any damage, claim, loss, liability or expense which the Indemnitee has determined has given or could give rise to a claim under Section 7.2 or Section 7.3. Such written notice is herein referred to as a “Notice of Claim.” A Notice of Claim will specify, in reasonable detail, the facts known to the Indemnitee regarding the claim. Subject to the terms of this Agreement, the failure to provide (or timely provide) a Notice of Claim will not affect the Indemnitee’s rights to indemnification; provided, however, the Indemnitor is not obligated to indemnify the Indemnitee for the increased amount of any claim which would otherwise have been payable to the extent that the increase resulted from the failure to deliver timely a Notice of Claim.

Section 7.5 Defense of Third Party Claims. The Indemnitor will defend, in good faith and at its expense, any claim or demand set forth in a Notice of Claim relating to a Third Party Claim and the Indemnitee, at its expense, may participate in the defense. The Indemnitor will defend the Indemnitee against the matter with counsel of its reasonable choice, and the Indemnitee may retain separate co-counsel at its sole cost and expense (except that the Indemnitor will be responsible for the reasonable fees and expenses of the separate co-counsel in the event that the counsel selected by the Indemnitor cannot independently represent both the Indemnitee and the Indemnitor due to a conflict of interest). The Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnitor, which shall not be unreasonably withheld, and the Indemnitor will not consent to the entry of any judgment with respect to the matter or enter into any settlement, without the written consent of the Indemnitee, which shall not be unreasonably withheld. If the Indemnitor does not assume the defense of Indemnitee in a reasonably timely

Purchase and Sale Agreement

manner, the Indemnitee may retain counsel, as an indemnification expense, to defend such claim, suit, judgment or matter, and Indemnitor may join the Indemnitee in the defense of such claim and shall be responsible for its own costs and expenses.

Section 7.6 Cooperation. The Party defending the Third Party Claim shall deliver, or cause to be delivered, to the other Party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the Third Party Claim and timely notices of and the right to participate (as an observer) in any hearing or court proceeding or any other proceeding relating to the Third Party Claim. The Indemnitee will make available to the Indemnitor or its representatives all records and other materials reasonably required by them for use in contesting any Third Party Claim (subject to obtaining an agreement to maintain the confidentiality of confidential or proprietary materials in a form reasonably acceptable to Indemnitor and Indemnitee). If requested by the Indemnitor, the Indemnitee will cooperate with the Indemnitor and its counsel in contesting any Third Party Claim or, if appropriate, in making any counterclaim against the Person asserting the claim or demand, or any cross-complaint against any Person. The Indemnitor will reimburse the Indemnitee for any reasonable expenses directly incurred by Indemnitee in cooperating with or acting at the request of the Indemnitor.

Section 7.7 Mitigation and Limitation of Claims. As used in this Agreement, the term “Indemnifiable Claim” means any Purchaser Claims or Seller Claims. Notwithstanding anything to the contrary contained herein:

(a) Reasonable Steps to Mitigate. The Indemnitee shall take all reasonable steps to mitigate all Losses relating to an Indemnifiable Claim, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity, and will provide such evidence and documentation of the nature and extent of the Indemnifiable Claim as may be reasonably requested by the Indemnitor. The Indemnitee’s reasonable steps include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any Loss for which indemnification would otherwise be due under this Article 7, and the Indemnitor will reimburse the Indemnitee for the Indemnitee’s reasonable expenditures in undertaking the mitigation, together with interest thereon from the date of payment to the date of repayment at a variable rate of interest equal to the “prime rate” as published in The Wall Street Journal from time to time during the applicable period. However, the Indemnitee will not be precluded from recovering any Losses due to a failure to mitigate to the extent that it can demonstrate that it requested the Indemnitor to undertake or agree to pay the expenses associated with such mitigation and the Indemnitor failed to do so.

(b) Net of Benefits. Any Indemnifiable Claim shall be limited to the amount of actual damages sustained by the Indemnitee by reason of such breach or nonperformance, net of insurance recoveries or any tax benefit or other similar recovery or offset realized, directly or indirectly, by the Indemnitee.

(c) Minimum Claim. If the Closing occurs, except as provided below, no Party shall have any liability or obligation to indemnify under Sections 7.2(a)(ii) or 7.3(a)(ii), as the case may be, unless the aggregate amount for which such Party would be liable thereunder,

Purchase and Sale Agreement

but for this provision, exceeds two percent (2%) of the Adjusted Purchase Price, and recovery shall be limited only to such amounts that exceed such percentage of the Adjusted Purchase Price. For purposes of the foregoing, individual Indemnifiable Claims of Fifty Thousand Dollars ($50,000) or less shall not be aggregated for purposes of calculating such deductible threshold amount or for calculating amounts payable in excess of such threshold amount, unless they arise from a single event that results in a series of related claims collectively exceeding Fifty Thousand Dollars ($50,000), in which case they will be aggregated. Once it is determined that a breach of a representation or warranty has occurred (as written, with any qualifiers), then any condition or qualifier on any representation or warranty relating to materiality or requiring a Material Adverse Effect will be disregarded for the purposes of calculating the amount of such damages resulting from such breach. Nothing in this Section 7.7(c) is intended to modify or limit a Party’s liability or obligation hereunder for other Indemnifiable Claims. Notwithstanding the above, damages arising from breaches of the following Sections shall not be subject to any of the limitations in this Section 7.7(c): Sections 4.1, 4.2, 4.3, and 4.4 (applicable to claims against Seller); and Sections 5.1, and 5.2 (applicable to claims against Purchaser).

Section 7.8 Manner of Payment. Except as otherwise provided herein, any indemnification of Purchaser Group or Seller Group pursuant to this Article 7 shall be effected by wire transfer of immediately available funds from Seller, or Purchaser, as the case may be, to an account(s) designated by the applicable Purchaser or Seller, as the case may be, within ten (10) days after the determination thereof.

ARTICLE 8

PURCHASER’S CONDITIONS TO CLOSING

The obligations of Purchaser to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of each of the following conditions, except to the extent Purchaser waives such fulfillment in writing:

Section 8.1 Compliance with Provisions. Seller shall have performed or complied in all material respects with all covenants and agreements contained in this Agreement on its part required to be performed or complied with at or prior to the Closing, and Seller’s Guarantor shall have performed or complied in all material respects with all covenants and agreements contained in Seller’s Guaranty on its part that are required to be performed or complied with at or prior to the Closing.

Section 8.2 HSR Act. The waiting period under the HSR Act applicable to the consummation of the sale of the Membership Interests contemplated hereby shall have expired or been terminated.

Section 8.3 FERC Approvals and Filings. FERC shall have issued an order under Section 203 of the Federal Power Act approving the Transactions.

Section 8.4 Required Regulatory Approvals. Without limiting the generality of Sections 6.2 and 6.5, with respect to the purchase and sale of the Membership Interests,

Purchase and Sale Agreement

Purchaser shall have received all of Purchaser’s Required Regulatory Approvals described in clause (i) of the definition thereof. In the event that any Purchaser Required Regulatory Approval requires any modification to this Agreement, any Ancillary Agreement executed by Purchaser or the Transactions, imposes any condition to the effectuation of the Transactions, or places any restrictions upon Purchaser’s ownership of the Company, then Purchaser shall be deemed to have approved such modifications, conditions and restrictions to the extent that such modifications, conditions and restrictions, if any, are not contemplated by this Agreement and the Ancillary Agreements and would not, individually or in the aggregate, result in a material economic detriment to Purchaser or the Company after the Closing, it being also agreed that Purchaser shall be deemed to have approved of any modifications, conditions or restrictions that are not disapproved by Purchaser in a written notice to Seller given no later than ten (10) Business Days following the public announcement of the decision of the Governmental Authority.

Section 8.5 Representations and Warranties. The representations and warranties of Seller set forth in Article 4 of this Agreement that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise) shall be true and correct, and the representations and warranties of Seller set forth in Article 4 of this Agreement that are not so qualified shall be true and correct in all material respects, on and as of the Closing Date, in each case as though made on and as of the Closing Date.

Section 8.6 Pending Actions. There must not be pending or threatened any injunction, judgment, order, action, investigation or other proceeding by any Governmental Authority or before any court against the Company, the Facility or the Purchaser, and arising out of or related to the Transactions, if an unfavorable result of any of the foregoing would prevent the consummation of any of the transactions contemplated by this Agreement or would cause such transactions to be rescinded following consummation, or would reasonably be expected to have a Company Material Adverse Effect or a Purchaser Material Adverse Effect.

Section 8.7 Officer’s Certificate. Purchaser shall have received a certificate from Seller substantially in the form of Exhibit E, executed on its behalf by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Section 8.5 have been satisfied by Seller.

Section 8.8 Company Material Adverse Effect. Subject to Section 6.7, since the Effective Date, no Company Material Adverse Effect shall have occurred and be continuing.

Section 8.9 Legal Opinion. Purchaser shall have received an opinion from Seller’s counsel, substantially in the form of Exhibit F, dated as of the Closing Date, subject to the conditions and limitations therein and to other customary conditions and limitations.

Section 8.10 No Termination. Neither Party shall have exercised any termination right such Party is entitled to exercise pursuant to Section 10.1.

Purchase and Sale Agreement

Section 8.11 Receipt of Other Documents. Purchaser shall have received the following:

(a) Certificates of good standing with respect to Seller and the Company, each as of a recent date, issued by the pertinent government officials of their respective jurisdictions of formation, as well as certified copies of the certificates of formation of the Company and of Seller, each issued by the pertinent government officials of their respective jurisdictions of formation;

(b) A certified copy of the Operating Agreement, together with a certificate of the Secretary or an Assistant Secretary of Seller that such Operating Agreement has not been amended;

(c) Copies, certified by the Secretary or an Assistant Secretary of Seller and Seller’s Guarantor, of resolutions of the respective governing boards of Seller and Seller’s Guarantor authorizing the execution and delivery by Seller of this Agreement and the transactions contemplated herein, the execution and delivery by Seller or Seller’s Guarantor of the Ancillary Agreements to which it is a party, and the authorization or ratification of all of the other agreements and instruments, in each case, to be executed and delivered by such Seller or Seller’s Guarantor in connection herewith;

(d) A certificate of the Secretary or an Assistant Secretary of Seller and Seller’s Guarantor, substantially in the form of Exhibit G, identifying the name and title and bearing the signatures of the officers of Seller and Seller’s Guarantor authorized to execute and deliver this Agreement, and the officers of Seller or Seller’s Guarantor authorized to execute and deliver each Ancillary Agreement to which Seller or Seller’s Guarantor, as applicable, is a party and the other agreements and instruments contemplated hereby;

(e) Documents, instruments and certificates reasonably requested by Purchaser that are necessary to consummate the transactions contemplated herein, executed and delivered or caused to be executed and delivered by Seller;

(f) All Ancillary Agreements executed and delivered by Seller, or Affiliates thereof, as the case may be; and

(g) An instrument terminating the Facility Operations Agreement and the TECO EnergySource Agreement, executed and delivered by the Company and the Facility Operator or other Affiliate as necessary, substantially in the form of Exhibit H.

Section 8.12 Financing. The conditions to funding in Purchaser’s financing commitment, which has been previously provided to Seller, shall be satisfied or waived, all in a manner reasonably satisfactory to Purchaser, at or prior to Closing, and funding pursuant to Purchaser’s financing commitment must be available at Closing.

Purchase and Sale Agreement

ARTICLE 9

SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of each of the following conditions, except to the extent Seller waives such fulfillment in writing:

Section 9.1 Compliance with Provisions. Purchaser shall have performed or complied in all material respects with all covenants and agreements contained in this Agreement on its part required to be performed or complied with at or prior to the Closing, and Purchaser’s Guarantors shall have performed or complied in all material respects with all covenants and agreements contained in Purchaser’s Guaranty on its part that are required to be performed or complied with at or prior to the Closing.

Section 9.2 FERC Approvals and Filings. FERC shall have issued an order under Section 203 of the Federal Power Act approving the Transactions.

Section 9.3 HSR Act. The waiting period under the HSR Act applicable to the consummation of the sale of the Membership Interests contemplated hereby shall have expired or been terminated.

Section 9.4 Required Regulatory Approvals. Without limiting the generality of Sections 6.2 and 6.5, with respect to the purchase and sale of the Membership Interests, Seller shall have received all of Seller’s Required Regulatory Approvals. In the event that any Seller Required Regulatory Approval requires any modification to this Agreement, any Ancillary Agreement executed by any Seller, or the Transactions, or imposes any condition to the effectuation of the Transactions, then Seller shall be deemed to have approved such modifications, conditions and restrictions to the extent that such modifications, conditions and restrictions, if any, are not contemplated by this Agreement and the Ancillary Agreements and would not, individually or in the aggregate, result in a material economic detriment to Seller, it being also agreed that Seller shall be deemed to have approved of any such modifications, conditions or restrictions that are not disapproved by Seller in a written notice to Purchaser given no later than ten (10) Business Days following the public announcement of the decision of the Governmental Authority.

Section 9.5 Representations and Warranties. The representations and warranties of Purchaser set forth in Article 5 of this Agreement that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise) shall be true and correct, and the representations and warranties of Purchaser set forth in Article 5 that are not so qualified shall be true and correct in all material respects, on and as of the Closing Date, in each case as though made on and as of the Closing Date.

Section 9.6 Pending Actions. There must not be pending or threatened any injunction, judgment, order, action, investigation or other proceeding by any Governmental Authority or before any court relating to the Company, the Facility or the Seller, and arising out

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of or related to the Transactions, if an unfavorable result of any of the foregoing would prevent the consummation of any of the transactions contemplated by this Agreement or would cause such transactions to be rescinded following consummation, or would reasonably be expected to have a Seller Material Adverse Effect.

Section 9.7 Officer’s Certificate. Seller shall have received a certificate from Purchaser, substantially in the form of Exhibit I, executed on its behalf by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Section 9.5 have been satisfied by Purchaser.

Section 9.8 Legal Opinion. Seller shall have received an opinion or opinions from Purchaser’s counsel, substantially in the form of Exhibit J, dated as of the Closing Date, subject to the conditions and limitations therein and to other customary conditions and limitations.

Section 9.9 No Termination. Neither Party shall have exercised any termination right such Party is entitled to exercise pursuant to Section 10.1.

Section 9.10 Termination of Existing Affiliate Guaranty. Seller’s Existing Affiliate Guaranty shall have been terminated and PJM and all other beneficiaries thereof shall have effectively and irrevocably released Seller and all of its Affiliates from any and all liability thereunder. However, if PJM and the other beneficiaries of Seller’s Existing Affiliate Guaranty will not accept a letter of credit from Purchaser in lieu of Seller’s Existing Affiliate Guaranty and release Seller and all of its Affiliates therefrom, then Seller’s Existing Affiliate Guaranty may instead remain in place for the benefit of the Company, and Purchaser shall instead provide a letter of credit for the benefit of Seller and Seller’s Guarantor (in form and substance reasonably satisfactory to Seller) in an amount equal to Seller’s continuing obligations under Seller’s Existing Affiliate Guaranty.

Section 9.11 Receipt of Other Documents. Seller shall have received the following:

(a) Certificates of good standing with respect to Purchaser and Purchaser’s Guarantors, each as of a recent date, issued by the pertinent government officials of their respective jurisdictions of formation;

(b) Certified copies of the certificate of incorporation and by-laws of Purchaser’s Guarantors and of the articles of organization and operating agreement of Purchaser, together with a certificate of a duly authorized officer of Purchaser and Purchaser’s Guarantors that none of such documents have been amended;

(c) Copies, certified by the Secretary or an Assistant Secretary of Purchaser and Purchaser’s Guarantors, of resolutions of the respective governing boards of Purchaser and Purchaser’s Guarantors authorizing the execution and delivery by Purchaser of this Agreement, the execution and delivery by Purchaser or Purchaser’s Guarantors of the Ancillary Agreements to which it is a party, and the authorization or ratification of all of the other agreements and instruments, in each case, to be executed and delivered by Purchaser or Purchaser’s Guarantors in connection herewith;

Purchase and Sale Agreement

(d) A certificate of the Secretary or an Assistant Secretary of Purchaser and Purchaser’s Guarantors, substantially in the form of Exhibit K, identifying the name and title and bearing the signatures of the officers of Purchaser and Purchaser’s Guarantors authorized to execute and deliver this Agreement, and the officers of Purchaser or Purchaser’s Guarantors authorized to execute and deliver each Ancillary Agreement to which Purchaser or Purchaser’s Guarantors, as applicable, is a party and the other agreements and instruments contemplated hereby;

(e) Documents, instruments and certificates reasonably requested by Seller that are necessary to consummate the transactions contemplated herein, executed and delivered or caused to be executed and delivered by Purchaser; and

(f) All Ancillary Agreements executed and delivered by Purchaser and Purchaser’s Guarantors.

ARTICLE 10

TERMINATION

Section 10.1 Rights to Terminate. To the extent set forth in Section 10.2 of this Agreement, this Agreement may be terminated as follows:

(a) By mutual written consent of Seller and Purchaser, this Agreement may be terminated at any time prior to Closing.

(b) Either Seller or Purchaser may terminate this Agreement if a material default or breach of any provision of this Agreement has been committed by the other Party and such material default or breach has not been cured or waived by the earlier of the Closing Date or the date thirty (30) days after receipt by the other Party of written notice from the terminating Party specifying with particularity such breach or default. Such cure period may extend the Closing Date to such date when the cure period expires or, if earlier, when the material default or breach is cured. In the event of a termination by Seller pursuant to this Section 10.1(b), the provisions of Section 3.2(a)(i) shall apply with respect to the release of Deposit Funds.

(c) Purchaser may terminate this Agreement in accordance with Sections 6.7(b) and 6.7(c).

(d) This Agreement shall terminate automatically if the Closing has not occurred by 5:00 p.m. Eastern Time on May 31, 2005.

(e) Seller may terminate this Agreement if Purchaser has not paid the Deposit Funds in accordance with Section 3.2(a) within five (5) Business Days of the Effective Date.

Section 10.2 Effect of Termination. If there has been a termination pursuant to Section 10.1, then this Agreement shall be deemed terminated, and all further obligations of the Parties hereunder shall terminate, except that the obligations set forth in Sections 3.2(a), 6.3, 6.9,

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and 10.1(a), and in Articles 7 and 11 shall survive. In the event of such termination of this Agreement, there shall be no liability for damages on the part of a Party to another under and by reason of this Agreement or the transactions contemplated hereby except as set forth in Article 7, and except for intentionally fraudulent acts by a Party, the remedies for which shall not be limited by the provisions of this Agreement. The foregoing provisions shall not, however, limit or restrict the availability of injunctive or other equitable relief to the extent that the same would otherwise be available to a Party hereunder.

ARTICLE 11

GENERAL PROVISIONS

Section 11.1 Entire Document. This Agreement (including the Exhibits and Schedules to this Agreement), and the Ancillary Agreements (including without limitation Purchaser’s Guaranty and Seller’s Guaranty) contain the entire agreement between the Parties with respect to the transactions contemplated hereby, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the execution date of this Agreement, written or oral. No modification or amendment of any provision of this Agreement shall be effective unless made in writing and duly signed by the Parties referring specifically to this Agreement.

Section 11.2 Schedules. The Parties agree and acknowledge that the Schedules in this Agreement may be incomplete or subject to revision prior to the Closing. The Parties will cooperate and work in good faith to complete and update such Schedules in a manner consistent with the provisions of Section 6.2(b) and the other requirements of this Agreement. For purposes of determining whether Purchaser’s conditions set forth in Section 8.5 or the Seller’s conditions set forth in Section 9.5 have been fulfilled or whether any breach of any representation or warranty has occurred, unless otherwise agreed in writing, the Schedules shall be deemed to include only the information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any update, supplement or amendment thereto.

Section 11.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument.

Section 11.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding, and enforceable under applicable Law, but if any provision of this Agreement is held to be invalid, void (or voidable) or unenforceable under applicable Law, such provision shall be ineffective only to the extent held to be invalid, void (or voidable) or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Agreement.

Section 11.5 Assignability. The rights under this Agreement shall not be assignable or transferable nor the duties delegable by either Party without the prior written consent of the other Party, which consent may be granted or withheld in such other Party’s sole discretion; and

Purchase and Sale Agreement

nothing contained in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties hereto, their permitted successors-in-interest and permitted assignees and any Person benefiting from the indemnities provided herein, any rights or remedies under or by reason of this Agreement unless so stated to the contrary. Notwithstanding the foregoing, Purchaser may assign this Agreement to any Affiliate of Purchaser and may grant to any of its or Company’s lenders a security interest in their rights under this Agreement or assign (after Closing) any rights hereunder to any Person or Persons acquiring the Membership Interests or the assets of the Company; provided that neither the grant of any such interest, nor the foreclosure of any such interest, shall in any way release, reduce or diminish the obligations of Purchaser to Seller hereunder. In addition to and also notwithstanding the foregoing, Seller shall be entitled to assign its rights and obligations hereunder to any Affiliate and to any Person or Persons acquiring Seller’s Guarantor or all or substantially all of the assets of Seller’s Guarantor. Any such assignment shall be conditioned on the assignee’s agreement in writing to assume the assigning Party’s duties and obligations under this Agreement and the Ancillary Agreements, subject to any and all restrictions, terms and conditions of the Material Facility Contracts. Any assignment effected in accordance with this Section 11.5 will not relieve the assigning Party of its obligations and liabilities under this Agreement and the Ancillary Agreements.

Section 11.6 Captions. The captions of the various Articles, Sections, Exhibits and Schedules of this Agreement have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions of this Agreement.

Section 11.7 Governing Law. The validity, interpretation and effect of this Agreement are governed by and will be construed in accordance with the laws of the State of New York without regard to conflicts of law doctrines except to the extent that certain matters are preempted by Federal law or are governed by the law of the jurisdiction of organization of the respective Parties.

Section 11.8 Dispute Resolution. Except for matters that are expressly to be resolved by the Independent Accounting Firm pursuant to Article 3 of this Agreement, any claim, counterclaim, demand, cause of action, dispute, and controversy arising out of or relating to this Agreement, any Ancillary Agreement (or any agreement delivered in connection with this Agreement) or in any way relating to the subject matter of this Agreement involving the Parties or their representatives (each a “Dispute”), that is not resolved by mutual agreement of the Parties or their representatives, as applicable, may be resolved by litigation consistent with the following. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION, CLAIM, OR PROCEEDING RELATING TO THIS AGREEMENT. With respect to any Dispute, each Party irrevocably (i) submits to the exclusive jurisdiction of the courts located in the State of New York, including without limitation the Federal courts located therein; and (ii) waives any objection which it may have at any time to the laying of venue of any Dispute brought in any such court, waives any claim that such Dispute has been brought in an inconvenient forum and further waives the right to object, with respect to such Dispute, that such court does not have any jurisdiction over such Party.

Purchase and Sale Agreement

Section 11.9 Notices. All notices, requests, demands, and other communications under this Agreement must be in writing and must be delivered in person or sent by certified mail, postage prepaid, facsimile, or by overnight delivery, and properly addressed as follows:

If to Seller:

TM DELMARVA POWER, L.L.C.

702 N. Franklin Street

Tampa, Florida 33602

Attention: General Counsel

Tel: 813-228-1804

Fax: 813-228-1328

If to Purchaser:

TPF CHESAPEAKE, LLC

1044 N. 115 Street, Suite 400

Omaha, Nebraska 68154-4446

Attention: David Dickey, Legal Department

Tel: 402-691-9500

Fax: 402-691-9723

Any Party may from time to time change its address for the purpose of notices to that Party by a similar notice specifying a new address, but no such change is effective until it is actually received by the Party sought to be charged with its contents. All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 11.9 shall be effective upon receipt at the location set forth in this Section 11.9, if delivered personally or by overnight delivery, on the third day after mailing if sent by United States mail, postage prepaid, and, upon completion of the facsimile transmission, if delivered by facsimile.

Section 11.10 No Third Party Beneficiaries. Except as may be specifically set forth in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor give any third Persons any right of subrogation or action against any Party.

Section 11.11 No Joint Venture. Nothing contained in this Agreement creates or is intended to create an association, trust, partnership, or joint venture or impose a trust or partnership duty, obligation, or liability on or with regard to any Party.

Section 11.12 Construction of Agreement. This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though the Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

Purchase and Sale Agreement

Section 11.13 Waiver of Compliance. To the extent permitted by applicable Law, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition set forth herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 11.14 Consents Not Unreasonably Withheld. Wherever the consent or approval of any Party is required under this Agreement, such consent or approval shall not be unreasonably withheld, unless such consent or approval is to be given by such Party at the sole or absolute discretion of such Party or is otherwise similarly qualified.

Section 11.15 Survival. The representations and warranties given or made by any Party in Articles 4 or 5 hereof or in any certificate or other writing furnished in connection herewith shall survive the Closing for a period of twelve (12) months after the Closing Date and shall thereafter terminate and be of no further force or effect, except that (i) the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 5.1 and 5.2 shall survive the Closing for the period of thirty (30) days past the applicable statutes of limitation plus any extensions or waivers thereof, (ii) the representations and warranties in Sections 4.9(d), the last sentence of 4.11, 4.15(g) and 4.17 shall survive the Closing for a period of two (2) years past the Closing Date, and (iii) any representation or warranty as to which a claim (including a contingent claim) shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled. Each Party shall be entitled to rely upon the representations and warranties of the other Party set forth herein, notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any Party to complete the Closing.

IN WITNESS WHEREOF, the Seller and Purchaser have executed this Agreement as of the date first above written.

[SIGNATURE PAGE FOLLOWS]

Purchase and Sale Agreement

SELLER	PURCHASER:

TM DELMARVA POWER, L.L.C.	TPF CHESAPEAKE, LLC

	By:	Tenaska PF, Inc.,
Its Manager

By:	By:
Name:	Name:
Title:	Title:

Purchase and Sale Agreement

EXHIBIT A

FORM OF AMENDMENT, ASSIGNMENT AND ASSUMPTION AGREEMENT

AMENDMENT, ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS AMENDMENT, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of [                     , 2005] is made and entered into by and among TM DELMARVA POWER, L.L.C., a Delaware limited liability company (the “Seller”), on the one hand, and TPF Chesapeake, LLC, a Delaware limited liability company (the “Purchaser”), on the other hand.

RECITALS

A. Seller owns 100% of the membership interests (the “Membership Interests”) in Commonwealth Chesapeake Company, LLC, a Virginia limited liability company (the “Company”), and is the sole Member of the Company under that certain Third Amended and Restated Operating Agreement of the Company (the “Operating Agreement”) dated as of October 14, 2004.

B. Purchaser desires to purchase and acquire the Membership Interests and agrees to assume certain obligations and liabilities of the Seller as more fully provided herein.

C. Seller and Purchaser have made and entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) dated as of [January     , 2005], which provides for Seller at the Closing to sell and convey to Purchaser, and for Purchaser to purchase and acquire from Seller, the Membership Interests, all as more fully provided therein. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Purchase and Sale Agreement.

D. Seller and Purchaser desire to amend the Operating Agreement as provided herein.

Now therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

AMENDMENT, ASSIGNMENT AND AGREEMENT

1.1. Amendment to Operating Agreement. The Operating Agreement is hereby amended pursuant to Section 7.2 thereof to admit Purchaser as the sole Member of the Company and to remove Seller as the sole Member of the Company. All references to “TM Delmarva Power, L.L.C.” and “TMDP” in the Operating Agreement are hereby removed and replaced with the name of Purchaser. Except as otherwise expressly set forth in this Agreement, nothing herein

Exhibit A

Form of Amendment, Assignment and Assumption Agreement

shall be deemed to constitute an amendment, modification or waiver of any of the terms and conditions of the Operating Agreement, all of which terms and conditions shall remain in full force and effect as originally constituted. Notwithstanding the foregoing, Purchaser hereby agrees to further amend the Operating Agreement as necessary to reflect the changes contemplated hereby (the amendments made pursuant to and by this Section 1.1 are referred to collectively as the “Amendments”).

1.2. Assignment of Interests. Pursuant to the Purchase and Sale Agreement (i) Seller hereby sells, assigns, transfers, and delivers (“Assigns”) to Purchaser the Membership Interests and (ii) Purchaser hereby accepts such assignment and fully assumes and agrees to perform and discharge when due all of the obligations and liabilities of Seller under the Operating Agreement, with respect to the Membership Interests or otherwise as a Member of the Company, except the Excluded Liabilities (as defined in the Purchase and Sale Agreement) or as otherwise contemplated by the Purchase and Sale Agreement, whether relating to periods of time before or after the date hereof (the assignments and assumptions made pursuant to and by this Section 1.2 are referred to collectively as the “Assignments”).

1.3. Purchase and Sale Agreement. This Agreement is subject to, in all respects, the terms and conditions of the Purchase and Sale Agreement, and nothing contained herein is meant to enlarge, diminish or otherwise alter the terms and conditions of the Purchase and Sale Agreement or the Parties’ duties and obligations contained therein. To the extent there is a conflict between this Agreement and the Purchase and Sale Agreement, the terms of the Purchase and Sale Agreement shall control.

1.4. Operating Agreement Provisions.

(a) On the date hereof, Purchaser will file, or cause to be filed, with the Secretary of State of the Commonwealth of Virginia an amendment to the Company’s Certificate of Organization to reflect the substitution of Purchaser for Seller as the sole Member of the Company as a result of the Amendment of the Operating Agreement and the Assignment of the Membership Interests effected by this Agreement.

(b) Seller hereby (i) acknowledges that neither the execution and delivery of this Agreement or the Purchase and Sale Agreement, nor the consummation of any transaction contemplated herein or therein, nor the Amendment of the Operating Agreement, is intended to cause a dissolution of the Company under Virginia law or the Operating Agreement; and (ii) agrees that the Company will not be dissolved as a result of the execution and delivery of this Agreement or the Purchase and Sale Agreement, the consummation of any transaction contemplated herein or therein, or the Amendment of the Operating Agreement.

1.5. Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of New York without regard to the conflict of laws rules of such state.

Exhibit A

Form of Amendment, Assignment and Assumption Agreement

1.6. Counterparts. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[SIGNATURE PAGE FOLLOWS]

Exhibit A

Form of Amendment, Assignment and Assumption Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TM DELMARVA POWER, L.L.C.

By:
Name:
Title:

TPF CHESAPEAKE, LLC

By:
Name:
Title:

Exhibit A

Form of Amendment, Assignment and Assumption Agreement

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT (EXCLUDED ASSETS

AND LIABILITIES)

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment and Assumption Agreement”), dated as of [                     ], 2005, is made and entered into by and between COMMONWEALTH CHESAPEAKE COMPANY, LLC, a Virginia limited liability company (the “Company”), and TM DELMARVA POWER, L.L.C., a Delaware limited liability company (the “Seller”).

RECITALS

A. Seller owns 100% of the membership interests (the “Membership Interests”) in the Company.

B. Seller and TB Venture Holdings, LLC, a Delaware limited liability company (the “Purchaser”), have made and entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) dated as of [January     , 2005], which provides for (i) Seller at the Closing to sell and convey to the Purchaser, and for Purchaser to purchase and acquire from Seller, the Membership Interests, all as more fully provided therein; and (ii) Seller, prior to the Closing Date, to cause the Company to assign to Seller or any of its Affiliates (other than the Company) the Excluded Assets and the Excluded Liabilities. The terms “Excluded Assets,” “Excluded Liabilities” and any other capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Purchase and Sale Agreement.

Now therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Company agree as follows:

ASSIGNMENT AND AGREEMENTS

1.1 Assignments. Pursuant to the Purchase and Sale Agreement (i) the Company hereby sells, assigns, transfers, and delivers to Seller all right, title and interest in the Company in, to and under the Excluded Assets and (ii) Seller hereby accepts such assignment and fully and unconditionally assumes and agrees to perform and discharge as and when due all of the obligations and liabilities constituting Excluded Liabilities whether relating to periods of time before or after the date hereof.

1.2 Purchase and Sale Agreement. This Assignment and Assumption Agreement is subject to, in all respects, the terms and conditions of the Purchase and Sale Agreement, and

B-1

Exhibit B

Form of Assignment and Assumption Agreement (Excluded Assets and Liabilities)

nothing contained herein is meant to enlarge, diminish or otherwise alter the terms and conditions of the Purchase and Sale Agreement or the Parties’ duties and obligations contained therein. To the extent there is a conflict between this Assignment and Assumption Agreement and the Purchase and Sale Agreement, the terms of the Purchase and Sale Agreement shall control.

1.3 Governing Law. This Assignment and Assumption Agreement will be governed by, and construed in accordance with, the Laws of the State of New York, without regard to the conflict of laws rules of such state.

1.4 Counterparts. This Assignment and Assumption Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first written above.

COMMONWEALTH CHESAPEAKE COMPANY, LLC

By:	TM DELMARVA POWER, L.L.C. its Sole Member

By:
Name:
Title:

TM DELMARVA POWER, L.L.C.

By:
Name:
Title:

B-2

Exhibit B

Form of Assignment and Assumption Agreement (Excluded Assets and Liabilities)

EXHIBIT C

FORM OF PURCHASER’S GUARANTY

CONTINUING GUARANTY

THIS CONTINUING GUARANTY (the “Guaranty”), dated as of [                     ], 2005, is made by Tenaska Energy, Inc., a Delaware corporation and Tenaska Energy Holdings, LLC, a Delaware limited liability company (“Purchaser’s Guarantors”), in favor of TM Delmarva Power, LLC, a Delaware limited liability company (the “Seller”), and is executed and delivered in connection with the Purchase and Sale Agreement, dated as of the date hereof (hereinafter referred to as the “Purchase and Sale Agreement”), by and among the Seller on the one hand, and TPF Chesapeake, LLC, a Delaware limited liability company (the “Purchaser”) on the other hand. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Purchase and Sale Agreement.

WITNESSETH:

WHEREAS, pursuant to the Purchase and Sale Agreement, Seller shall sell and convey to Purchaser, and Purchaser shall purchase and receive from Seller, all of the Membership Interests in Commonwealth Chesapeake Company, LLC (the “Company”).

WHEREAS, Purchaser is an affiliate of Purchaser’s Guarantors, and Purchaser’s Guarantors have agreed to provide this guaranty of certain of Purchaser’s obligations under the Purchase and Sale Agreement as a material inducement to Seller to execute and deliver the Purchase and Sale Agreement, and to consummate the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the mutual covenants set forth in the Purchase and Sale Agreement, Purchaser’s Guarantors hereby agree as follows:

1.	Guaranty. Purchaser’s Guarantors hereby, jointly and severally, irrevocably, absolutely, and unconditionally guarantee to Seller the full, prompt, and faithful payment of Purchaser’s obligation under Section 3.2(b) of the Purchase and Sale Agreement to pay the Adjusted Purchase Price, less the Deposit Funds and interest thereon, at the Closing upon satisfaction in full of Purchaser’s Conditions to Closing set forth in Article 8 of the Purchase and Sale Agreement; provided, however, the maximum amount of Purchaser’s Guarantors’ obligations under this Guaranty shall be limited to the payment of the “Equity Portion of the Purchase Price,” as defined below; and provided, further, Purchaser’s Guarantors shall have no obligations under this Guaranty if the Closing does not occur, it being agreed that Seller’s sole remedy for any Seller Claims made in connection with Purchaser’s breach of its obligation to close shall be as provided in and limited by Section 7.3(b) of the Purchase and Sale Agreement (the payment obligations,

C(1)-1

Exhibit C

Form of Purchaser’s Guaranty

as limited herein, are the “Guaranteed Obligations”). Purchaser’s Guarantors hereby irrevocably and unconditionally covenant and agree that each is liable for payment of the Guaranteed Obligations as primary obligor, and that this Guaranty is a guaranty of payment when due and not of collectibility. Purchaser’s Guarantors agree that a separate action or actions may be brought and prosecuted against Purchaser’s Guarantors for any of the Guaranteed Obligations not otherwise satisfied by Purchaser, whether action is brought against Purchaser or whether Purchaser is joined in any such action or actions (Purchaser’s Guarantors hereby waiving any right to require Seller or Company to first proceed against Purchaser). In no event shall Purchaser’s Guarantors’ obligations or liabilities hereunder exceed the Equity Portion of the Purchase Price. The “Equity Portion of the Purchase Price” shall mean the amount of the Adjusted Purchase Price minus $55,000,000.

2.	Nature of Guaranty; Unconditional Obligations.

(a)	The obligations of the Purchaser’s Guarantors under this Guaranty are independent of the Guaranteed Obligations. The Purchaser’s Guarantors’ obligations hereunder with respect to the Guaranteed Obligations shall not be affected by the existence, validity, enforceability, perfection, or extent of any collateral for such Guaranteed Obligations. Notwithstanding any termination, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Seller upon the insolvency, bankruptcy or reorganization of Purchaser or otherwise, all as though such payment had not been made.

(b)	The Seller may, at any time and from time to time without the consent of or notice to the Purchaser’s Guarantors, except such notice as may be required by applicable law which cannot be waived, without impairing or releasing the obligations of the Purchaser’s Guarantors hereunder:

(i)	change the manner, place and terms of payment or change or extend the time of such payment of, renew, or alter any Guaranteed Obligation, or in any manner modify, amend or supplement the terms of the Purchase and Sale Agreement, any Ancillary Agreements, any documents, instruments or agreements executed in connection therewith, and the Guaranty herein made shall apply to the Guaranteed Obligations, as changed, extended, renewed, modified, amended, supplemented or altered in any manner;

(ii)	exercise or refrain from exercising any rights against Purchaser or others (including the Purchaser’s Guarantors) or otherwise act or refrain from acting;

C(1)-2

Exhibit C

Form of Purchaser’s Guaranty

(iii)	add or release any other guarantor from its obligations, or amend, waive or consent to any departure from the same, without affecting or impairing the obligations of Purchaser’s Guarantors hereunder;

(iv)	settle or compromise any Guaranteed Obligations and/or any obligations and liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof; and/or

(v)	consent to or waive any breach of, or any act, omission or default under, the Purchase and Sale Agreement or any Ancillary Agreements.

3.	Additional Waivers. To the extent permitted by applicable law, Purchaser’s Guarantors hereby unconditionally and irrevocably waive and relinquish all rights and remedies accorded by applicable law to sureties or guarantors and agree not to assert or take advantage of any rights or remedies, including:

(a)	Any defense that may arise by reason of the incapacity or lack of authority of Purchaser, or which results from any disability of Purchaser or the cessation or stay of enforcement from any cause related to such defenses of the liability of Purchaser;

(b)	Any right to require Seller, as a condition of payment by Purchaser’s Guarantors, to pursue any other remedy in the power of Seller whatsoever;

(c)	Except to the extent Purchaser’s Guarantors have subordinated such rights to Seller, any right to subrogation, reimbursement, exoneration, or contribution or any other rights that would result in Purchaser’s Guarantors being deemed a creditor of Purchaser under the federal Bankruptcy Code or any other law, in each case arising from the existence or performance of obligations of Purchaser under the Purchase and Sale Agreement or under any Ancillary Agreements;

(d)	Any circumstance that constitutes a legal or equitable discharge of a guarantor or surety, other than indefeasible and complete performance of the Guaranteed Obligations;

(e)	Notices, demands, presentments, promptness, diligence, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Purchase and Sale Agreement or any Ancillary Agreements, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto;

C(1)-3

Exhibit C

Form of Purchaser’s Guaranty

(f)	Any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Guaranty, and any legal or equitable discharge of the Purchaser’s Guarantors’ obligations hereunder;

(g)	Any right to require the Seller to proceed against Purchaser or any other person or to proceed against or exhaust any security held by the Seller at any time or to pursue any other remedy in the Seller’s power before proceeding against Purchaser’s Guarantors;

(h)	Any defense based on any offset against any amounts which may be owed by any person to Purchaser’s Guarantors for any reason whatsoever;

(i)	Any defense, setoff, deduction, abatement, suspension, deferment, diminution, recoupment, limitation, termination or counterclaim which may at any time be available to or asserted by Purchaser against the Seller or any other person under the Purchase and Sale Agreement or any Ancillary Agreement (other than defense of payment of the applicable amounts);

(j)	Any defense based upon the lack of validity or enforceability of the Purchase and Sale Agreement or any Ancillary Agreement or any agreement or instrument relating thereto;

(k)	Any defense based upon any exchange, release or non-perfection of any lien on any collateral for, or any release or amendment or waiver of any term of any other guaranty of, or any consent to departure from any requirement of any other guaranty of, all or any of the Guaranteed Obligations; and

(l)	Any defense based on a bankruptcy, insolvency, winding up, dissolution, liquidation, receivership, or reorganization of, or similar procedure affecting, Purchaser or its assets or any resulting release or discharge of any of the Guaranteed Obligations (except to the extent resulting from performance thereof).

4.	Financial Statements and Other Information. Until such time as this Guaranty terminates pursuant to Section 9 hereof, Purchaser’s Guarantors covenant and agree with Seller that, upon written request of Seller, they will provide on a confidential basis copies of Purchaser’s Guarantors’ financial statements that are regularly prepared after the date hereof.

5.	Representations and Warranties. Purchaser’s Guarantors represent and warrant to Seller as follows:

(a)	Purchaser’s Guarantors are a corporation and a limited liability company,

C(1)-4

Exhibit C

Form of Purchaser’s Guaranty

respectively, each is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate or limited liability company (as applicable) power and authority to own, lease, and operate its properties and to carry on its business as is being conducted.

(b)	Purchaser’s Guarantors have all corporate or limited liability company (as applicable) power to enter into, and carry out its obligations under, this Guaranty. The execution, delivery and performance of this Guaranty, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate or limited liability company (as applicable) action required on the part of Purchaser’s Guarantors, and no other corporate or limited liability company (as applicable) proceedings on the part of Purchaser’s Guarantors are necessary to authorize this Guaranty or to consummate the transactions contemplated hereby. This Guaranty constitutes the valid and legally binding obligation of Purchaser’s Guarantors, enforceable against Purchaser’s Guarantors in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles.

(c)	Neither the execution and delivery of this Guaranty, nor compliance with any provision hereof, nor the consummation of the transactions contemplated hereby will:

(i)	violate or result in a breach of any provisions of the certificate of incorporation or by-laws of Purchaser’s Guarantors;

(ii)	result in a default (or give rise to any right of termination, cancellation or acceleration) under or violate any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license or material agreement to which Purchaser’s Guarantors is a party or by which Purchaser’s Guarantors are bound, except for such defaults (or rights of termination or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, materially impair Purchaser’s Guarantors’ authority, right, or ability to perform the obligations contemplated by this Guaranty;

(iii)	violate any law, rule, regulation, order, writ, injunction, or decree, applicable to Purchaser’s Guarantors, except where such violations, individually or in the aggregate, would not materially impair Purchaser’s Guarantors’ authority, right or ability to perform the obligations contemplated by this Guaranty; or

C(1)-5

Exhibit C

Form of Purchaser’s Guaranty

(iv)	require consent or approval of, filing with, or notice to any Person which, if not obtained, would prevent Purchaser’s Guarantors from performing its obligations hereunder.

6.	Subrogation. Purchaser’s Guarantors waive any rights that it may now or hereafter acquire against Purchaser that arise from the existence, payment, performance or enforcement of Purchaser’s Guarantors’ obligations under this Guaranty, the Purchase and Sale Agreement or any Ancillary Agreement, including any right of subrogation, reimbursement, exoneration, contribution or indemnification until the time that all Guaranteed Obligations owing to the Seller are fully and indefeasibly paid or discharged. If any amount shall be paid to Purchaser’s Guarantors in violation of the preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, such amount shall be held in trust for the benefit of the Seller and shall forthwith be paid to the Seller to be credited and applied to any unsatisfied Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Purchase and Sale Agreement and any Ancillary Agreement, or to be held as collateral for any unsatisfied Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. Upon such full and indefeasible payment of all the Guaranteed Obligations, Purchaser’s Guarantors shall have all applicable rights of subrogation, reimbursement, exoneration, contribution and indemnification.

7.	No Impairment. Purchaser’s Guarantors agree and covenant that neither it nor any Affiliates that it controls will take any action that will impair Purchaser’s ability to meet its obligations under the Purchase and Sale Agreement and the Ancillary Agreements when due.

8.	Assignability. This Guaranty is binding upon and inures to the benefit of the successors and assigns of Purchaser’s Guarantors and Seller, and is not assignable or transferable by Purchaser’s Guarantors without the prior written consent of Seller, which consent may be granted or withheld in Seller’s sole discretion; provided, however that Purchaser’s Guarantors may assign or transfer its obligations under this Guaranty to a third party in connection with Purchaser’s Guarantors’ sale of its direct or indirect ownership interest in the Purchaser or in connection with any merger, consolidation, sale of all or substantially all the capital stock or assets of Purchaser’s Guarantors, or other extraordinary transaction of a similar nature, provided, further, that Purchaser’s Guarantors shall not be released from its obligations under this Guaranty unless and until such assignee shall: (i) assume, by writing reasonably satisfactory to Seller, Purchaser’s Guarantors’ obligations under this Guaranty and acknowledge that it is the ultimate parent entity of the Purchaser; (ii) have had, since the last day of the third full fiscal year preceding the date of such assignment, a Net Worth (as defined below), as evidenced by financial statements prepared in form and substance reasonably acceptable to Seller, of no less than

C(1)-6

Exhibit C

Form of Purchaser’s Guaranty

Purchaser’s Guarantors’ Net Worth for such period; and (iii) have a comparable credit rating to Purchaser’s Guarantors. For purposes of this Guaranty, a Person’s Net Worth means, as of the date of determination thereof, the aggregate sum of the Person’s common stock, preferred stock, capital surplus and retained earnings accounts, or similar accounts, as determined in accordance with generally accepted accounting principles consistently applied (“Equity Value”).

9.	Termination. Purchaser’s Guarantors’ obligations under Section 1 of this Guaranty constitute a continuing guaranty and all obligations of Purchaser’s Guarantors under this Guaranty shall continue in full force and effect until the Guaranteed Obligations shall have been fully performed or otherwise extinguished at which time this Guaranty and all obligations of Purchaser’s Guarantors under this Guaranty shall terminate and expire. For the avoidance of doubt, this Guaranty will terminate upon payment in full of the Adjusted Purchase Price at the Closing or upon termination of the Purchase and Sale Agreement.

10.	Notices. All notices, requests, demands, and other communications under this Guaranty must be in writing and must be delivered in person or sent by certified mail, postage prepaid, facsimile, or by overnight delivery, and properly addressed as follows:

If to Seller:

TM Delmarva Power, L.L.C.

702 N. Franklin Street

Tampa, FL 33602

Attention: General Counsel

Tel: 813-228-1804

Fax: 813-228-1328

If to Purchaser’s Guarantors:

Tenaska Energy, Inc.

1044 N. 115 Street, Suite 400

Omaha, Nebraska 68154-4446

Attention: David Dickey, Legal Department

Tel: 402-691-9500

Fax: 402-691-9723

and

Tenaska Energy Holding, LLC

1044 N. 115 Street, Suite 400

Omaha, Nebraska 68154-4446

Attention: David Dickey, Legal Department

Tel: 402-691-9500

Fax: 402-691-9723

C(1)-7

Exhibit C

Form of Purchaser’s Guaranty

Any Person may from time to time change its address for the purpose of notices by a similar notice specifying a new address, but no such change shall be effective until it is actually received by the Person sought to be charged with its contents. All notices and other communications required or permitted under this Guaranty which are addressed as provided in this Section 8 shall be effective upon receipt at the location set forth in this Section 8, if delivered personally, by overnight delivery, or by United States mail, postage prepaid, and if delivered by facsimile, upon completion of the transaction if a confirmation copy is sent the same day by overnight courier or messenger.

11.	Other Provisions. This Guaranty is subject to the provisions of Sections 11.3, 11.5, 11.7, and 11.9 through 11.14 of the Purchase and Sale Agreement, which shall apply to this Guaranty mutatis mutandis.

12.	Expenses. Purchaser’s Guarantors agrees to pay, or cause to be paid, and to save Seller harmless against liability for, any and all actual and direct costs and expenses (including the reasonable fees and disbursements of counsel), incurred or expended by Seller in connection with any action or proceeding for the enforcement of or preservation of any rights under this Guaranty if Seller is the prevailing party in such action or proceeding.

13.	Rights Cumulative. The rights, powers, and remedies given to Seller by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers, and remedies given to Seller by virtue of any statute or rule of law or in the Purchase and Sale Agreement or the Ancillary Agreements, or any agreement between Purchaser’s Guarantors and Seller. A waiver by the Seller of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Seller would otherwise have had on any future occasion with regard to any subsequent breach. Any forbearance or failure to exercise, and any delay by Seller in exercising, any right, power, or remedy hereunder shall not impair any such right, power, or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power, or remedy.

14.	Governing Law.

(a)	The validity, interpretation and effect of this Guaranty are governed by and will be construed in accordance with the laws of the State of New York without regard to conflicts of law doctrines.

C(1)-8

Exhibit C

Form of Purchaser’s Guaranty

(b)	Purchaser’s Guarantors hereby irrevocably and unconditionally submit, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty. Purchaser’s Guarantors agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty, the Purchase and Sale Agreement or any of the Ancillary Agreements to which it is or is to be a party in the courts of any jurisdiction.

(c)	Purchaser’s Guarantors irrevocably and unconditionally waive, to the fullest extent it may legally do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any New York State or federal court. Purchaser’s Guarantors hereby irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)	Purchaser’s Guarantors hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Guaranty.

[Signature Page Follows.]

C(1)-9

Exhibit C

Form of Purchaser’s Guaranty

IN WITNESS WHEREOF, Purchaser’s Guarantors have executed this Continuing Guaranty as of the date first set forth above.

Purchaser’s Guarantors:

TENASKA ENERGY, INC.,
a Delaware corporation

By:
Name:
Title:

TENASKA ENERGY HOLDINGS, LLC,
a Delaware limited liability company

By:	Tenaska Energy, Inc., its Manager

By:
Name:
Title:

C(1)-10

Exhibit C

Form of Purchaser’s Guaranty

EXHIBIT D

FORM OF SELLER’S GUARANTY

CONTINUING GUARANTY

THIS CONTINUING GUARANTY (the “Guaranty”), dated as of [                         ], 2005, is made by TECO Energy, Inc., a Florida corporation (“Seller’s Guarantor”), in favor of TPF CHESAPEAKE, LLC, a Delaware limited liability company (the “Purchaser”) and Commonwealth Chesapeake Company, LLC (the “Company”), and is executed and delivered in connection with the Purchase and Sale Agreement, dated as of the date hereof (hereinafter referred to as the “Purchase and Sale Agreement”), by and among TM DELMARVA POWER, L.L.C., a Delaware limited liability company (the “Seller”), on the one hand, and the Purchaser on the other hand. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Purchase and Sale Agreement.

WITNESSETH:

WHEREAS, pursuant to the Purchase and Sale Agreement, Seller shall sell and convey to Purchaser, and Purchaser shall purchase and receive from Seller, all of the Membership Interests in the Company.

WHEREAS, Seller is an indirect wholly-owned subsidiary of Seller’s Guarantor, and Seller’s Guarantor has agreed to provide this guaranty of Seller’s obligations under the Purchase and Sale Agreement as a material inducement to Purchaser to execute and deliver the Purchase and Sale Agreement, and to consummate the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the mutual covenants set forth in the Purchase and Sale Agreement, Seller’s Guarantor hereby agrees as follows:

1.	Guaranty. Seller’s Guarantor hereby irrevocably, absolutely, and unconditionally guarantees to Purchaser and to the Company the full, prompt, and faithful payment of those liabilities and obligations of Seller now existing or hereinafter arising under the Purchase and Sale Agreement including, without limitation, any payment required to be made by Seller under Section 7.2 of the Purchase and Sale Agreement, in each case to the extent not paid in full by Seller (the “Guaranteed Obligations”). Seller’s Guarantor hereby irrevocably and unconditionally covenants and agrees that it is liable for payment of the Guaranteed Obligations as primary obligor, and that this Guaranty is a guaranty of payment when due and not of collectibility. Seller’s Guarantor agrees that a separate action or actions may be brought and prosecuted against Seller’s Guarantor for any of the Guaranteed Obligations not otherwise satisfied by Seller, whether action is brought against Seller or whether Seller is joined in any such action or actions (Seller’s Guarantor hereby waiving any right to require Purchaser or Company to first proceed against Seller). In no event shall Seller’s Guarantor’s obligations or liabilities hereunder exceed those of Seller under the Purchase and Sale Agreement.

Exhibit D

Form of Seller’s Guaranty

2.	Nature of Guaranty; Unconditional Obligations.

(a)	The obligations of the Seller’s Guarantor under this Guaranty are independent of the Guaranteed Obligations. The Seller’s Guarantor’s obligations hereunder with respect to the Guaranteed Obligations shall not be affected by the existence, validity, enforceability, perfection, or extent of any collateral for such Guaranteed Obligations. Notwithstanding any termination, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Purchaser upon the insolvency, bankruptcy or reorganization of Seller or otherwise, all as though such payment had not been made.

(b)	The Purchaser may, at any time and from time to time without the consent of or notice to the Seller’s Guarantor, except such notice as may be required by applicable law which cannot be waived, without impairing or releasing the obligations of the Seller’s Guarantor hereunder:

(i)	change the manner, place and terms of payment or change or extend the time of such payment of, renew, or alter any Guaranteed Obligation, or in any manner modify, amend or supplement the terms of the Purchase and Sale Agreement, any Ancillary Agreements, any documents, instruments or agreements executed in connection therewith, and the Guaranty herein made shall apply to the Guaranteed Obligations, as changed, extended, renewed, modified, amended, supplemented or altered in any manner;

(ii)	exercise or refrain from exercising any rights against Seller or others (including the Seller’s Guarantor) or otherwise act or refrain from acting;

(iii)	add or release any other guarantor from its obligations, or amend, waive or consent to any departure from the same, without affecting or impairing the obligations of Seller’s Guarantor hereunder;

(iv)	settle or compromise any Guaranteed Obligations and/or any obligations and liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof; and/or

(v)	consent to or waive any breach of, or any act, omission or default under, the Purchase and Sale Agreement or any Ancillary Agreements.

Exhibit D

Form of Seller’s Guaranty

3.	Additional Waivers. To the extent permitted by applicable law, Seller’s Guarantor hereby unconditionally and irrevocably waives and relinquishes all rights and remedies accorded by applicable law to sureties or guarantors and agrees not to assert or take advantage of any rights or remedies, including:

(a)	Any defense that may arise by reason of the incapacity or lack of authority of Seller, or which results from any disability of Seller or the cessation or stay of enforcement from any cause related to such defenses of the liability of Seller;

(b)	Any right to require Purchaser or Company, as a condition of payment by Seller’s Guarantor, to pursue any other remedy in the power of Purchaser or Company whatsoever;

(c)	Except to the extent Seller’s Guarantor has subordinated such rights to Purchaser or Company, any right to subrogation, reimbursement, exoneration, or contribution or any other rights that would result in Seller’s Guarantor being deemed a creditor of Seller under the federal Bankruptcy Code or any other law, in each case arising from the existence or performance of obligations of Seller under the Purchase and Sale Agreement or under any Ancillary Agreements;

(d)	Any circumstance that constitutes a legal or equitable discharge of a guarantor or surety, other than indefeasible and complete performance of the Guaranteed Obligations;

(e)	Notices, demands, presentments, promptness, diligence, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Purchase and Sale Agreement or any Ancillary Agreements, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto;

(f)	Any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Guaranty, and any legal or equitable discharge of the Seller’s Guarantor’s obligations hereunder;

(g)	Any right to require the Purchaser to proceed against Seller or any other person or to proceed against or exhaust any security held by the Purchaser at any time or to pursue any other remedy in the Purchaser’s power before proceeding against Seller’s Guarantor;

(h)	Any defense based on any offset against any amounts which may be owed by any person to Seller’s Guarantor for any reason whatsoever;

Exhibit D

Form of Seller’s Guaranty

(i)	Any defense, setoff, deduction, abatement, suspension, deferment, diminution, recoupment, limitation, termination or counterclaim which may at any time be available to or asserted by Seller against the Purchaser or any other person under the Purchase and Sale Agreement or any Ancillary Agreement (other than defense of payment of the applicable amounts);

(j)	Any defense based upon the lack of validity or enforceability of the Purchase and Sale Agreement or any Ancillary Agreement or any agreement or instrument relating thereto;

(k)	Any defense based upon any exchange, release or non-perfection of any lien on any collateral for, or any release or amendment or waiver of any term of any other guaranty of, or any consent to departure from any requirement of any other guaranty of, all or any of the Guaranteed Obligations; and

(l)	Any defense based on a bankruptcy, insolvency, winding up, dissolution, liquidation, receivership, or reorganization of, or similar procedure affecting, Seller or its assets or any resulting release or discharge of any of the Guaranteed Obligations (except to the extent resulting from performance thereof).

4.	Financial Statements and Other Information. Until such time as this Guaranty terminates pursuant to Section 7 hereof, Seller’s Guarantor covenants and agrees with Purchaser that it will comply with its reporting requirements under the Securities and Exchange Act of 1934, as amended.

5.	Representations and Warranties. Seller’s Guarantor represents and warrants to Purchaser as follows:

(a)	Seller’s Guarantor is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is being conducted.

(b)	Seller’s Guarantor has all corporate power to enter into, and carry out its obligations under, this Guaranty. The execution, delivery and performance of this Guaranty, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action required on the part of Seller’s Guarantor, and no other corporate proceedings on the part of Seller’s Guarantor are necessary to authorize this Guaranty or to consummate the transactions contemplated hereby. This Guaranty constitutes the valid and legally binding obligation of Seller’s Guarantor, enforceable against Seller’s Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles.

Exhibit D

Form of Seller’s Guaranty

(c)	Neither the execution and delivery of this Guaranty, nor compliance with any provision hereof, nor the consummation of the transactions contemplated hereby will:

(i)	violate or result in a breach of any provisions of the certificate of incorporation or by-laws of Seller’s Guarantor;

(ii)	result in a default (or give rise to any right of termination, cancellation or acceleration) under or violate any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license or material agreement to which Seller’s Guarantor is a party or by which Seller’s Guarantor is bound, except for such defaults (or rights of termination or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, materially impair Seller’s Guarantor’s authority, right, or ability to perform the obligations contemplated by this Guaranty;

(iii)	violate any law, rule, regulation, order, writ, injunction, or decree, applicable to Seller’s Guarantor, except where such violations, individually or in the aggregate, would not materially impair Seller’s Guarantor’s authority, right or ability to perform the obligations contemplated by this Guaranty; or

(iv)	require consent or approval of, filing with, or notice to any Person which, if not obtained, would prevent Seller’s Guarantor from performing its obligations hereunder.

6.	Subrogation. Seller’s Guarantor waives any rights that it may now or hereafter acquire against Seller that arise from the existence, payment, performance or enforcement of Seller’s Guarantor’s obligations under this Guaranty, the Purchase and Sale Agreement or any Ancillary Agreement, including any right of subrogation, reimbursement, exoneration, contribution or indemnification until the time that all Guaranteed Obligations owing to the Purchaser are fully and indefeasibly paid or discharged. If any amount shall be paid to Seller’s Guarantor in violation of the preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, such amount shall be held in trust for the benefit of the Purchaser and shall forthwith be paid to the Purchaser to be credited and applied to any unsatisfied Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Purchase

Exhibit D

Form of Seller’s Guaranty

and Sale Agreement and any Ancillary Agreement, or to be held as collateral for any unsatisfied Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. Upon such full and indefeasible payment of all the Guaranteed Obligations, Seller’s Guarantor shall have all applicable rights of subrogation, reimbursement, exoneration, contribution and indemnification.

7.	No Impairment. Seller’s Guarantor agrees and covenants that neither it nor any Affiliates that it controls will take any action that will impair Seller’s ability to meet its obligations under the Purchase and Sale Agreement and the Ancillary Agreements when due.

8.	Assignability. This Guaranty is binding upon and inures to the benefit of the successors and assigns of Seller’s Guarantor and Purchaser, and is not assignable or transferable by Seller’s Guarantor without the prior written consent of Purchaser, which consent may be granted or withheld in Purchaser’s sole discretion; provided, however that Seller’s Guarantor may assign or transfer its obligations under this Guaranty to a third party in connection with Seller’s Guarantor’s sale of its direct or indirect ownership interest in the Seller or in connection with any merger, consolidation, sale of all or substantially all the capital stock or assets of Seller’s Guarantor, or other extraordinary transaction of a similar nature, provided, further, that Seller’s Guarantor shall not be released from its obligations under this Guaranty unless and until such assignee shall: (i) assume, by writing reasonably satisfactory to Purchaser, Seller’s Guarantor’s obligations under this Guaranty and acknowledge that it is the ultimate parent entity of the Seller; (ii) have had, since the last day of the third full fiscal year preceding the date of such assignment, a Net Worth (as defined below), as evidenced by financial statements prepared in form and substance reasonably acceptable to Purchaser, of no less than Seller’s Guarantor’s Net Worth for such period; and (iii) have a comparable credit rating to Seller’s Guarantor. For purposes of this Guaranty, a Person’s Net Worth means, as of the date of determination thereof, the aggregate sum of the Person’s common stock, preferred stock, capital surplus and retained earnings accounts, or similar accounts, as determined in accordance with generally accepted accounting principles consistently applied (“Equity Value”); provided, however, that for purposes of Seller’s Guarantor this shall not include that portion of the Equity Value attributable to the Facility.

9.	Termination. Seller’s Guarantor’s obligations under Section 1 of this Guaranty constitute a continuing guaranty and all obligations of Seller’s Guarantor under this Guaranty shall continue in full force and effect until the Guaranteed Obligations shall have been fully performed or otherwise extinguished at which time this Guaranty and all obligations of Seller’s Guarantor under this Guaranty shall terminate and expire.

Exhibit D

Form of Seller’s Guaranty

10.	Notices. All notices, requests, demands, and other communications under this Guaranty must be in writing and must be delivered in person or sent by certified mail, postage prepaid, facsimile, or by overnight delivery, and properly addressed as follows:

If to Purchaser:

TPF Chesapeake, LLC

1044 N. 115 Street, Suite 400

Omaha, Nebraska 68154-4446

Attention: David Dickey, Legal Department

Tel: 402-691-9500

Fax: 402-691-9723

If to Seller’s Guarantor:

TECO Energy, Inc.

702 North Franklin Street

Tampa, Florida 33602

Attention: General Counsel

Any Person may from time to time change its address for the purpose of notices by a similar notice specifying a new address, but no such change shall be effective until it is actually received by the Person sought to be charged with its contents. All notices and other communications required or permitted under this Guaranty which are addressed as provided in this Section 8 shall be effective upon receipt at the location set forth in this Section 8, if delivered personally, by overnight delivery, or by United States mail, postage prepaid, and if delivered by facsimile, upon completion of the transaction if a confirmation copy is sent the same day by overnight courier or messenger.

11.	Other Provisions. This Guaranty is subject to the provisions of Sections 11.3, 11.5, 11.7, and 11.9 through 11.14 of the Purchase and Sale Agreement, which shall apply to this Guaranty mutatis mutandis.

12.	Expenses. Seller’s Guarantor agrees to pay, or cause to be paid, and to save Purchaser harmless against liability for, any and all actual and direct costs and expenses (including the reasonable fees and disbursements of counsel), incurred or expended by Purchaser in connection with any action or proceeding for the enforcement of or preservation of any rights under this Guaranty if Purchaser is the prevailing party in such action or proceeding.

13.	Rights Cumulative. The rights, powers, and remedies given to Purchaser by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers,

Exhibit D

Form of Seller’s Guaranty

and remedies given to Purchaser by virtue of any statute or rule of law or in the Purchase and Sale Agreement or the Ancillary Agreements, or any agreement between Seller’s Guarantor and Purchaser. A waiver by the Purchaser of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Purchaser would otherwise have had on any future occasion with regard to any subsequent breach. Any forbearance or failure to exercise, and any delay by Purchaser in exercising, any right, power, or remedy hereunder shall not impair any such right, power, or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power, or remedy.

14.	Governing Law.

(a)	The validity, interpretation and effect of this Guaranty are governed by and will be construed in accordance with the laws of the State of New York without regard to conflicts of law doctrines.

(b)	Seller’s Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty. Seller’s Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty, the Purchase and Sale Agreement or any of the Ancillary Agreements to which it is or is to be a party in the courts of any jurisdiction.

(c)	Seller’s Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any New York State or federal court. Seller’s Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)	Seller’s Guarantor hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Guaranty.

[Signature Page Follows.]

Exhibit D

Form of Seller’s Guaranty

IN WITNESS WHEREOF, Seller’s Guarantor has executed this Continuing Guaranty as of the date first set forth above.

Seller’s Guarantor:

TECO ENERGY, INC.,
a Florida corporation

By:
Name:
Title:

Exhibit D

Form of Seller’s Guaranty

EXHIBIT E

FORM OF SELLER OFFICER CERTIFICATE

I,                     ,              of TM DELMARVA POWER, L.L.C., a limited liability company organized under the laws of Delaware (the “Seller”), hereby certify as of the date hereof that:

The Seller’s representations and warranties made in Article 4 of the Purchase Agreement (as defined below) that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise) are true and correct, and the Seller’s representations and warranties made in Article 4 of the Purchase Agreement that are not so qualified are true and correct in all material respects, on and as of the date hereof, in each case as though made on and as of the date hereof.

This certificate is given pursuant to Section 8.6 of the Purchase and Sale Agreement (the “Purchase Agreement”), dated as of January     , 2005, by and among [                                ], and the Seller. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them as in the Purchase Agreement.

IN WITNESS WHEREOF, I hereunto sign my name.

Dated:             , 2005

TM DELMARVA POWER, L.L.C.

By:
Name:
Title:

E-1

Exhibit E

Form of Seller Officer Certificate

EXHIBIT F

FORM OF LEGAL OPINION OF SELLER’S COUNSEL

Defined terms used herein but not otherwise defined shall have the respective meanings set forth in the Agreement. Subject to customary qualifications and limitations, the exceptions contained therein, and the accuracy of customary certificates of Seller, the Company and Seller’s Guarantor as to matters of fact, the legal opinion shall be to the following effect:

1.	Seller is a limited liability company validly existing and in good standing under the laws of the State of Delaware. The Company is a limited liability company validly existing and in good standing under the laws of the Commonwealth of Virginia. Seller’s Guarantor is a corporation validly existing and in good standing under the laws of the State of Florida.

2.	Seller has all requisite limited liability company power and authority to execute and deliver, and perform its obligations under, the Agreement and the Ancillary Agreements to which it is a party (collectively, the “Transaction Documents”). Seller’s Guarantor has all requisite corporate power and authority to execute and deliver, and perform its obligations under, Seller’s Guaranty. The execution, delivery and performance by Seller of the Transaction Documents and by Seller’s Guarantor of Seller’s Guaranty have been duly and validly authorized by all necessary action on the part of Seller and Seller’s Guarantor. Each of the Transaction Documents has been duly executed and delivered by Seller and Seller’s Guaranty has been duly executed and delivered by Seller’s Guarantor and, assuming each such agreement constitutes a valid and binding obligation of each other party thereto, constitute valid and binding obligations of Seller and Seller’s Guarantor, respectively, enforceable against each of them in accordance with their respective terms.

3.	The Membership Interests constitute all of the limited liability company interests in the Company and have been duly authorized and validly issued. To our knowledge, there are no outstanding contractual obligations of the Company, Seller or Seller’s Guarantor to issue, deliver, sell, repurchase, redeem or otherwise acquire any limited liability company interest in, or other equity security issuable by, the Company, except obligations under the Agreement.

4.	The execution, delivery and performance by Seller of the Transaction Documents and by Seller’s Guarantor of Seller’s Guaranty do not: (a) violate or result in a breach of any of the provisions of the certificate of formation or operating agreement of Seller or the Company or the articles of incorporation or bylaws of Seller’s Guarantor; or (b) violate or result in a breach of or a default under (with

F-1

Exhibit F

Form of Legal Opinion of Seller’s Counsel

or without notice or lapse of time or both) any other agreement or instrument known to us to which Seller or the Company is a party or by which Seller or the Company is bound, other than any such violation, breach or default as to which requisite waivers or consents have been obtained or which, either individually or in the aggregate, would not have a Company Material Adverse Effect.

5.	The execution, delivery and performance by Seller of the Transaction Documents and by Seller’s Guarantor of Seller’s Guaranty will not require Seller or Seller’s Guarantor to obtain the authorization, consent, approval, certification, license, or order of, or make any filing with, any Governmental Authority on or before the Closing Date (collectively “Authorizations”), except for (a) the expiration or termination of the waiting period under the HSR Act, (b) Seller’s Required Regulatory Approvals (which Authorizations have been duly obtained) and (c) Authorizations of such a nature that the failure to obtain or to make the same will not have a Company Material Adverse Effect.

Qualifications, Etc.

Such opinions may also contain customary limitations, qualifications, assumptions and exceptions.

F-2

Exhibit F

Form of Legal Opinion of Seller’s Counsel

EXHIBIT G

FORM OF CERTIFICATES OF INCUMBENCY OF SELLER AND SELLER’S GUARANTOR

I,                                 , Secretary of                     , a Delaware limited liability company (hereinafter called the “Company”), DO HEREBY CERTIFY that:

The person whose name appears below is a duly elected and qualified officer of the Company, holding the respective office set forth opposite his/her name, and the signature set forth opposite his/her name is his/her genuine signature.

Name	Office	Signature

WITNESS my hand this      day of             , 2005

Secretary

I,                                 ,                                 , DO HEREBY CERTIFY that              is the duly elected and qualified Secretary of the Company and that the signature set forth above his name is his true signature.

G-1

Exhibit G

Form of Certificates of Incumbency of Seller and Seller’s Guarantor

EXHIBIT H

WAIVER, TERMINATION, AND RELEASE

This WAIVER, TERMINATION AND RELEASE AGREEMENT (this “Agreement”), by and among Chesapeake Commonwealth Company, LLC, a Virginia limited liability company (“CCC”), TM DELMARVA POWER, L.L.C., a Delaware limited liability company (“TMDP”), TPS Virginia Operations Company, a Virginia corporation (“TPS”), and TECO EnergySource, Inc., a Florida corporation and an affiliate of TMDP (“TECO EnergySource”), is dated as of                     , 2005, and is executed and delivered pursuant to Section 8.11(g) of that certain Purchase and Sale Agreement (the “Purchase Agreement”) by and between TMDP and TPF Chesapeake, LLC, a Delaware limited liability company (“TPF”). All capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings given to such terms in the Purchase Agreement.

RECITALS

WHEREAS, CCC and TPS are parties to that certain Operations and Maintenance Agreement (the “Facility Operations Agreement”) dated as of May 15, 2000, as amended, pursuant to which TPS provides certain services to CCC with respect to the operation of the electric generating facility owned by CCC located in Accomack County, Virginia (the “Facility”);

WHEREAS, TECO EnergySource and CCC are parties to that certain oral agreement (the “TECO EnergySource Agreement”) pursuant to which TECO EnergySource provides certain services to CCC;

WHEREAS, as a condition to the obligations of TPF to consummate the Transactions contemplated by the Purchase Agreement, TMDP is required to cause the Facility Operations Agreement and the TECO EnergySource Agreement to be terminated prior to or concurrently with the Closing;

WHEREAS, upon and as a result of the Closing, TMDP shall have reduced its aggregate direct and indirect ownership interest in the Facility below fifty percent (50%), thus entitling each of CCC and TPS to terminate the Facility Operations Agreement pursuant to Section 6.1(b) thereof by providing written notice to the other party thereto not later than six (6) months prior to the effective date of such termination (the “Early Termination Notice”);

WHEREAS, in accordance with Section 15.12 of the Facility Operations Agreement, each of CCC and TPS desires to waive its right to receive Early Termination Notice;

WHEREAS, each of CCC and TPS desires to terminate the Facility Operations Agreement in its entirety effective immediately upon the Closing and to provide a general release of claims as set forth herein; and

WHEREAS, each of CCC, TMDP and TECO EnergySource desires to terminate the TECO EnergySource Agreement effective immediately upon the Closing and to provide a general release of claims as set forth herein;

NOW, THEREFORE, the undersigned hereby agree as follows:

1. Waiver of Early Termination Notice. Each of CCC and TPS hereby waives its right to Early Termination Notice in connection with the termination of the Facility Operations Agreement as contemplated in Section 2 hereof.

2. Termination of Facility Operations Agreement; General Release. CCC and TPS hereby mutually terminate the Facility Operations Agreement pursuant to Section 6.1(b) thereof effective immediately upon the Closing. Notwithstanding anything to the contrary in the Facility Operations Agreement, effective upon termination of the Facility Operations Agreement in accordance with this Agreement: (a) the Facility Operations Agreement shall be of no further force and effect, and (b) each of CCC and TPS shall hereby irrevocably and unconditionally release and forever discharge the other, its respective officers, directors, agents, servants, attorneys, accountants and representatives from, and with respect to, any and all liabilities or obligations whatsoever, whether current, future, accrued or contingent, under or pursuant to the Facility Operations Agreement. For the avoidance of doubt, upon termination as set forth herein, the Facility Operations Agreement shall be terminated in its entirety, and CCC and TPS shall not be bound under any provision thereunder, including without limitation Sections 6.5, 6.7 and 6.8 thereof.

3. Termination of TECO EnergySource Agreement; General Release. CCC, TMDP and TECO EnergySource hereby terminate the TECO EnergySource Agreement effective immediately upon the Closing. Effective upon termination of the TECO EnergySource Agreement in accordance with this Agreement: (a) the TECO EnergySource Agreement shall be of no further force or effect, and (b) each of CCC, TMDP and TECO EnergySource shall hereby irrevocably and unconditionally release and forever discharge the other parties to the TECO EnergySource Agreement, their respective officers, directors, agents, servants, attorneys, accountants and representatives from, and with respect to, any and all liabilities or obligations whatsoever, whether current, future, accrued or contingent, under or pursuant to the TECO EnergySource Agreement.

4. Governing Law. The validity, interpretation and effect of this Agreement are governed by and will be construed in accordance with the laws of the State of New York without regard to conflicts of law doctrines.

5. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute one and the same instrument.

6. Entire Agreement. This Agreement constitutes the entire agreement among the parties about or relating to the subject matter hereof and supersedes any and all prior agreements or understandings among the parties with respect thereto.

[Remainder of page intentionally left blank.]

2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMMONWEALTH CHESAPEAKE COMPANY, LLC

By:
Name:
Title:

TM DELMARVA POWER, L.L.C.

By:
Name:
Title:

TPS VIRGINIA OPERATIONS COMPANY

By:
Name:
Title:

TECO ENERGYSOURCE, INC.

By:
Name:
Title:

[Signature page to Waiver, Termination and Release Agreement]

EXHIBIT I

FORM OF PURCHASER OFFICER CERTIFICATE

I,                                 ,                      of TPF Chesapeake, LLC, a limited liability company organized under the laws of the State of Delaware (the “Purchaser”), hereby certify as of the date hereof that:

The Purchaser’s representations and warranties made in Article 5 of the Purchase Agreement (as defined below) that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise) are true and correct, and the Purchaser’s representations and warranties made in Article 5 of the Purchase Agreement that are not so qualified are true and correct in all material respects, on and as of the date hereof, in each case as though made on and as of the date hereof.

This certificate is given pursuant to Section 9.6 of the Purchase and Sale Agreement (the “Purchase Agreement”), dated as of January     , 2005, by and among TM DELMARVA POWER, L.L.C., a limited liability company organized under the laws of Delaware, and the Purchaser. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them as in the Purchase Agreement.

IN WITNESS WHEREOF, I hereunto sign my name.

Dated:             , 2005

TPF CHESAPEAKE, LLC

By:
Name:
Title:

I-1

Exhibit I

Form of Purchaser Officer Certificate

Confidential Draft November 24, 2004

EXHIBIT J

FORM OF LEGAL OPINION OF PURCHASER’S COUNSEL

Defined terms used herein but not otherwise defined shall have the respective meanings set forth in the Agreement. Subject to customary qualifications and limitations, the exceptions contained therein, and the accuracy of customary certificates of Purchaser and Purchaser’s Guarantor as to matters of fact, the legal opinion shall be substantially to the following effect:

1.	Purchaser is a limited liability company validly existing and in good standing under the laws of the State of Delaware, with all requisite limited liability company power and authority to enter into the transactions contemplated by the Agreement and the Ancillary Agreements to which it is a party (collectively the “Transaction Documents”). Purchaser’s Guarantors are a corporation and a limited liability company. Each is validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate and limited liability company power (as applicable) to enter into the Purchaser’s Guaranty.

2.	Each of the Transaction Documents has been duly authorized, executed and delivered by Purchaser, and Purchaser’s Guaranty has been duly authorized, executed and delivered by Purchaser’s Guarantors. Assuming such agreements constitute valid and binding obligations of each other party thereto each Transaction Document constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. Assuming the Purchaser’s Guaranty constitutes the valid and binding obligation of the other party thereto, the Purchaser’s Guaranty constitutes the legal, valid and binding obligation of Purchaser’s Guarantors, enforceable against Purchaser’s Guarantors in accordance with its terms.

3.	The execution, delivery and performance by Purchaser of the Transaction Documents and by Purchaser’s Guarantors of Purchaser’s Guaranty do not: (a) violate or result in a breach of any of the provisions of the [Charter Documents] of Purchaser or Purchaser’s Guarantors or (b) violate or result in a breach of or a default under (with or without notice or lapse of time or both) any agreement or instrument known to us and to which Purchaser or Purchaser’s Guarantors is a party or by which Purchaser or Purchaser’s Guarantors are bound, other than any such violation, breach or default that, either individually or in the aggregate, would not have a Purchaser Material Adverse Effect.

4.	The execution, delivery and performance by Purchaser of the Transaction Documents and by Purchaser’s Guarantors of Purchaser’s Guaranty will not require Purchaser to obtain the authorization, consent, approval, certification,

J-1

Exhibit J

Form of Legal Opinion of Purchaser’s Counsel

Confidential Draft November 24, 2004

license, or order of, or make any filing with, any Governmental Authority on or before the Closing Date (collectively “Authorizations”), except for (a) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (b) Purchaser’s Required Regulatory Approvals (which Authorizations have been duly obtained) and (c) Authorizations of such a nature that the failure to obtain or to make the same will not have a Purchaser Material Adverse Effect.

Qualifications, Etc.

Such opinions may also contain customary limitations, qualifications, assumptions and exceptions.

J-2

Exhibit J

Form of Legal Opinion of Purchaser’s Counsel

EXHIBIT K

FORM OF CERTIFICATES OF INCUMBENCY OF PURCHASER AND PURCHASER’S GUARANTORS

I,                                 , Secretary of                     , a Delaware limited liability company (hereinafter called the “Company”), DO HEREBY CERTIFY that:

The person whose name appears below is a duly elected and qualified officer of the Company, holding the respective office set forth opposite his/her name, and the signature set forth opposite his/her name is his/her genuine signature.

Name	Office	Signature

WITNESS my hand this      day of             , 2005

Secretary

I,                                 ,                                 , DO HEREBY CERTIFY that                      is the duly elected and qualified Secretary of the Company and that the signature set forth above his name is his true signature.

K-1

Exhibit K

Form of Certificates of Incumbency of Purchaser and Purchaser’s Guarantors